Exhibit 10.1

123 MISSION STREET

OFFICE LEASE

Pacific Mission Corporation,

a Delaware corporation

Landlord

and

New Relic, Inc.,

a Delaware corporation

Tenant

DATED AS OF: June 17, 2015

1

Paragraph		Page

45.	Real Estate Brokers	41
46.	Consents and Approvals	41
47.	Reserved Rights	41
48.	Financial Statements	42
49.	Substitution of Premises	42
50.	Nondisclosure of Lease Terms	42
51.	Hazardous Substance Disclosure	42

EXHIBITS:

A - Outline of Premises

B - Rules and Regulations

C - Form of Letter of Credit

2

LEASE

THIS LEASE is made as of the 17th day of June, 2015, between PACIFIC MISSION CORPORATION, a Delaware corporation (“Landlord”), and NEW RELIC, INC., a Delaware corporation (“Tenant”).

1. Premises.

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions set forth herein, the space outlined on the attached Exhibit A (the “Premises”). The Premises are located on the floor(s) specified in Paragraph 2 below of the building located at 123 Mission Street, at the intersection of Main and Mission Streets, San Francisco, California (the “Building”). For purposes of this Lease, the term “Land” shall mean, collectively, the parcels of land currently designated as Assessor’s Parcel Nos. 14, 15, 16, 17 and 18 of Block 3717, City and County of San Francisco, California, together with all appurtenant rights and easements. The Building, its garage, the Land and the other improvements on the Land are referred to herein as the “Real Property.”

Tenant’s lease of the Premises shall include the right to use, in common with others and subject to the other provisions of this Lease, the public lobbies, entrances, stairs, elevators and other public portions and common areas of the Building. All of the windows and outside walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electrical equipment or other utilities or Building facilities are reserved solely to Landlord and Landlord shall have rights of access through the Premises for the purpose of operating, maintaining and repairing the same. Subject to the terms and conditions of this Lease, Tenant shall have access to and use of the Premises and the common areas of the Building and the Real Property twenty-four (24) hours per day, seven (7) days per week.

2. Certain Basic Lease Terms.

As used herein, the following terms shall have the meaning specified below:

a.	Floor(s) on which the Premises are located: 11th, 12th, 14th, 15th. The Premises are currently designated as Suite 1100, 1200, 1400, 1500. Landlord and Tenant agree that for the purpose of this Lease, the Premises shall be deemed to contain 14,067 rentable square feet of space per floor, totaling 56,268 total rentable square feet of space. The Building shall be deemed to contain 346,435 rentable square feet of space.

b.	Landlord’s delivery of Premises: Landlord shall deliver the Premises to Tenant with Landlord’s Code Compliance Work completed and otherwise in the condition required under Paragraph 4 as follows: (i) Landlord shall deliver Suite 1100 on August 1, 2015 (the “Suite 1100 Delivery Date”), and (ii) Landlord shall deliver Suites 1200, 1400 and 1500 on April 1, 2016 (the “Remainder Delivery Date”).

c.

Lease term: Subject to Landlord’s timely delivery of the respective portions of the Premises as set forth in Paragraph 2.b., Suite 1100 shall commence on November 1, 2015 (the “Commencement Date”), and end on October 31, 2023 (the “Expiration Date”) for a term of eight (8)

years. Suites 1200, 1400 and 1500 shall commence on June 1, 2016 (the “Additional Suites Commencement Date”) and end coterminous with Suite 1100.

d.	Monthly Rent: Subject to adjustment as set forth in Paragraph 3.b., the respective sums set forth as follows:

Period for Suite 1100	Monthly Rent		Rate Per Sq. Ft. (Per Annum)
11/01/15-10/31/16	$72,679.50		$62.00
11/01/16-10/31/17	$74,859.89		$63.86
11/01/17-10/31/18	$77,105.68		$65.78
11/01/18-10/31/19	$79,418.85		$67.75
11/01/19-10/31/20	$81,801.42		$69.78
11/01/20-10/31/21	$84,255.46		$71.88
11/01/21-10/31/22	$86,783.12		$74.03
11/01/22-10/31/23	$89,386.62		$76.25

Period for Suites 1200, 1400, 1500	Monthly Rent		Rate Per Sq. Ft. (Per Annum)
06/01/16-10/31/16*	$0.00	*	$0.00	*
11/01/16-10/31/17	$224,579.66		$63.86
11/01/17-10/31/18	$231,317.05		$65.78
11/01/18-10/31/19	$238,256.56		$67.75
11/01/19-10/31/20	$245,404.25		$69.78
11/01/20-10/31/21	$252,766.38		$71.88
11/01/21-10/31/22	$260,349.37		$74.03
11/01/22-10/31/23	$268,159.85		$76.25

*	The Monthly Rent for the first five (5) months of the Lease term following the Additional Suites Commencement Date is subject to abatement upon the terms and conditions of Section 5.f. of the Lease.

e.	Security Deposit: $3.4 Million Dollars in the form of a Letter of Credit, subject to reduction as set forth in Paragraph 6.

f.	Tenant’s Share: As of the Commencement Date for Suite 1100 of the Premises, 4.06%; as of the Additional Suites Commencement Date for Suites 1200, 1400 and 1500 of the Premises, 16.24%.

g.	Base Year: The calendar year 2016.

Base Tax Year: The fiscal tax year ending June 30, 2016.

h.	Real estate broker(s): Savills Studley (Tenant’s broker) and Avison Young (Landlord’s broker).

3. Term; Delivery of Possession of Premises.

a. The term of this Lease shall commence on the Commencement Date (as defined in Paragraph 2.b.) as to Suite 1100 and on the Additional Suites Commencement Date as to Suites 1200, 1400 and 1500 and, unless sooner terminated pursuant to the terms hereof or at law, shall expire on the Expiration Date (as defined in Paragraph 2.b.).

b. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant in the condition required under Paragraph 4 on the Suite 1100 Delivery Date, as to Suite 1100, and the Remainder Delivery Date, as to Suites 1200, 1400 and 1500, respectively, then, as Tenant’s sole and exclusive remedy, Tenant shall be granted and receive a credit in an amount equal to one (1) day of Monthly Rent and Additional Rent due under this Lease for each day of delay beyond the thirtieth (30th) day following the Suite 1100 Delivery Date and the Remainder Delivery Date, respectively, in delivering the relevant portion of the Premises in the condition required under Paragraph 4. Except as specifically provided in the Paragraph 3.b. above, if Landlord fails to timely deliver the relevant portions of the Premises on the Suite 1100 Delivery Date or the Remainder Delivery Date, respectively, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. Except as specifically provided herein, no delay in delivery of possession of the Premises shall operate to extend the term of this Lease or amend Tenant’s obligations under this Lease.

c. Intentionally omitted.

4. Premises “As Is”; Initial Alterations; Landlord’s Allowance.

a. Premises As Is. Tenant shall accept the Premises in their “as is” state and condition and, except for (i) completion by Landlord of the Code Compliance Work (as defined below) prior to the Suite 1100 Delivery Date and the Remainder Delivery Date, respectively, (ii) Landlord’s ongoing maintenance and alterations and improvements, and (iii) Landlord’s payment of the Landlord’s Allowance, Landlord shall have no obligation to make or pay for any improvements or renovations in or to the Premises or to otherwise prepare the Premises for Tenant’s occupancy. Prior to the Suite 1100 Delivery Date, Landlord, at no cost to Tenant (through payment of Operating Expenses or otherwise), shall complete any and all code compliance work (including, without limitation, path of travel, ADA, fire and life safety, and Title 24) (“Code Compliance Work”) as such pertains to the common areas of the Building that serve the Premises; provided that Landlord shall have no obligation to perform any Code Compliance Work with respect to the restrooms, elevator lobbies and any other areas that might otherwise be deemed to be common areas to the extent such restrooms, lobbies and other areas are located on Floors 11, 12, 14 and 15 inasmuch as Tenant is leasing such floors in their entirety and will have sole responsibility for any Code Compliance Work related thereto. Following Landlord’s delivery of the relevant portions of the Premises, Tenant shall have the right to complete initial alterations, additions and improvements to the Premises to prepare the Premises for Tenant’s occupancy and use thereof (the “Initial Alterations”) pursuant to the terms and conditions of this Lease. Construction of the Initial Alterations shall be subject to Landlord’s approval in accordance with Paragraph 9 hereof and otherwise governed by Paragraph 9 hereof, except as expressly set forth in Paragraph 4.b. below. The general contractor selected by Tenant in accordance with Paragraph 9 hereof to construct the Initial Alterations in referred to hereinafter as “Contractor”.

b. Landlord’s Allowance. Landlord shall contribute toward the cost of the design, construction and installation of the Initial Alterations (including, without limitation, Construction Management Fee) an aggregate amount not to exceed Two Million Two Hundred Fifty Thousand Seven Hundred Twenty and 00/100 Dollars ($2,250,720.00) (which equals $40.00 per rentable square foot of the Premises) (the “Landlord’s Allowance”). Except as set forth in the preceding provision, no portion of Landlord’s Allowance may be applied to the cost of personal property, equipment, trade fixtures, furniture (including work stations and modular office furniture, regardless of the method of attachment to wall and/or floors), voice, data or cabling, signage, Monthly Rent, Additional Rent, moving expenses or other amounts payable by Tenant pursuant to this Lease.

To the extent that the cost of construction of the Initial Alterations (including the Construction Management Fee) exceeds the funds available therefor from Landlord’s Allowance, then Tenant shall pay all such excess (the “Excess Cost”). At such time as the Initial Allowance Disbursement (as defined below) has been entirely disbursed, Tenant shall commence payment of the then-estimated Excess Costs, if any, for the Initial Alterations to the Contractor; provided that Tenant shall not be required to fund any portion of the Excess Costs that is then unknown, which portion shall be payable by Tenant, if at all, following full disbursement by Landlord of the Landlord’s Allowance.

Landlord shall disburse the first One Million Six Hundred Eighty-Eight Thousand Forty Dollars ($1,688,040.00) of the Landlord’s Allowance (“Initial Allowance Disbursement”) directly to Tenant within thirty (30) days after Landlord’s receipt of monthly progress payment requests from Tenant which requests shall include (A) invoices of Contractor, subcontractors or suppliers, as applicable, furnished to Landlord by Tenant covering work actually performed to date, construction in place to date and materials delivered to the site to date (as may be applicable), describing in reasonable detail such work, construction and/or materials, (B) conditional lien waivers executed by Contractor plus subcontractors or suppliers supplying work or materials in any amount, for their portion of the work covered by the requested disbursement, and (C) unconditional lien waivers executed by Contractor and the persons or entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by California Civil Code Section 3262). No payment will be made for materials or supplies not incorporated into the construction, regardless of whether the materials or supplies are located on the Premises. Landlord may withhold the amount of any and all retentions provided for in original contracts or subcontracts until the earlier to occur of (i) expiration of the applicable lien periods or (ii) Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by California Civil Code Section 3262) from the Contractor and all subcontractors and suppliers involved in the Initial Alterations as provided above in this paragraph. Once the Initial Allowance Disbursement has been made and Tenant has paid the then-estimated Excess Costs as required above, Landlord shall disburse the remainder of the Landlord’s Allowance on the same terms and conditions set forth above in this paragraph. As provided above, once the Landlord’s Allowance has been fully disbursed, Tenant shall pay any remaining Excess Costs associated with the Initial Alterations.

Notwithstanding anything to the contrary contained herein, in no event shall Landlord be obligated to disburse any portion of Landlord’s Allowance during any period that an Event of Default continues (but the foregoing shall not relieve Landlord from its obligation to make such disbursement after such Event of Default shall be cured).

c. Construction. Landlord and Tenant acknowledge that a contractor approved by Landlord as set forth in Paragraph 9 (“Approved Contractor”) shall construct the Initial Alterations, and further acknowledge and agree that Tenant shall be required to use Landlord-approved

MEP subcontractors in connection with construction of the Initial Alterations. With respect to construction of the Initial Alterations, Tenant shall pay Landlord a construction management fee of Thirty Three Thousand Seven Hundred Sixty and 80/100ths Dollars ($33,760.80) (the “Construction Management Fee”) but shall not be required to pay any Alteration Operations Fee with respect to the Initial Alterations as set forth in Paragraph 9.

d. Changes. Intentionally omitted.

e. Tenant Delays. Intentionally omitted.

f. Early Entry. Following Landlord’s delivery of the relevant portion of the Premises in the condition required under Paragraph 4, Tenant shall have the right to enter the Premises for the purposes Tenant’s design, engineering, permitting and construction activities as well as for installation of furniture, fixtures, electronic communication equipment, telephones or other equipment or special improvements, including millwork. The provisions of this Lease, including without limitation Paragraphs 15 and 16 of this Lease, entitled “Indemnification” and “Insurance”, respectively, shall apply in full during the period of such early entry, and Tenant shall be solely responsible for all such furniture, fixtures and equipment and for any loss or damage thereto from any cause whatsoever; however Monthly Base Rent and Additional Rent shall be not be payable during such early entry period until the dates set forth in Paragraph 2.d.

g. Building Services During Early Entry. Tenant may use the Building’s freight elevator and loading dock, on a non-exclusive basis during Business Hours, and in accordance with the Building’s rules and procedures (including scheduling and sharing requirements), free of charge during the period of early entry granted pursuant to Paragraph 4.f. above. If Tenant desires use of the freight elevator or loading dock during other than Business Hours, then Tenant may reserve such use in compliance with the Building’s rules and procedures and shall pay Landlord a reasonable amount for providing any elevator personnel or security services in connection with such use. Any such security services shall be solely for the benefit of Landlord’s property, and in no event shall Landlord be liable to Tenant for, and Tenant hereby releases Landlord and its agents and contractors from, liability for, any theft, loss or damage of or to Tenant’s property during the period of such early entry

h. As-Is. Except as provided above in this Paragraph 4, Landlord shall deliver the Premises to Tenant in their as-is condition, and Landlord shall have no obligation to make or pay for any alterations, additions, improvements or renovations thereto to prepare the same for Tenant’s occupancy; provided, however, that the foregoing shall not relieve Landlord from its ongoing maintenance and repair obligations pursuant to this Lease.

5. Monthly Rent.

a. Commencing as of the Commencement Date, and continuing thereafter on or before the first day of each calendar month during the term hereof, Tenant shall pay to Landlord, as monthly rent for the Premises, the Monthly Rent specified in Paragraph 2 above (“Monthly Rent”). If Tenant’s obligation to pay Monthly Rent hereunder commences on a day other than the first day of a calendar month, or if the term of this Lease terminates on a day other than the last day of a calendar month, then the Monthly Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30) day month. Monthly Rent and the Additional Rent specified in Paragraph 7 shall be paid by Tenant to Landlord, in advance, without deduction, offset, prior notice or demand (except as set forth in this Lease), in immediately available funds of lawful money of the United States of America, or by good check as described below, to the lockbox location designated by Landlord, or to such other person or at such other place as Landlord may from time to time designate in thirty (30) days prior writing to Tenant. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. Notwithstanding the foregoing, Tenant shall pay to Landlord at least thirty (30) days prior to the Commencement Date for Suite 1100 of the Premises an amount equal to the Monthly Rent payable for the first full calendar month of the Lease term after Tenant’s obligation to pay Monthly Rent shall have commenced hereunder, which amount shall be applied to the Monthly Rent first due and payable hereunder.

b. All amounts payable by Tenant to Landlord under this Lease, or otherwise payable in connection with Tenant’s occupancy of the Premises, in addition to the Monthly Rent hereunder and Additional Rent under Paragraph 7, shall constitute rent owed by Tenant to Landlord hereunder.

c. Any rent not paid by Tenant to Landlord when due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the “Interest Rate”) equal to the lesser of (i) twelve percent (12%) per annum or (ii) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law, provided that the first one (1) time (and only the first one (1) time) in any twelve (12) consecutive month period during the term of this Lease that Tenant fails to pay rent when due, such rent payment shall bear interest only if (and at such time that) such failure is not cured within two (2) days after receipt by Tenant of notice from Landlord that such rent was not timely paid.

d. No security or guaranty which may now or hereafter be furnished to Landlord for the payment of rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord’s remedies under this Lease or at law.

e. Notwithstanding anything to the contrary in this Lease: (i) in no event may any rent under this Lease be based in whole or in part on the income or profits derived from the Premises, except for percentage rent based on gross (not net) receipts or sales; (ii) if the holder of a Superior Interest (as defined in Paragraph 21 below) succeeds to Landlord’s interest in the Lease (“Successor Landlord”) and the Successor Landlord is advised by its counsel that all or any portion of the rent payable under this Lease is or may be deemed to be “unrelated business income” within the meaning of the Internal Revenue Code or regulations issued thereunder, such Successor Landlord may, at its option, unilaterally amend the calculation of rent so that none of the rent payable to Landlord under the Lease will constitute “unrelated business income,” but the amendment will not increase Tenant’s payment obligations or other liability under this Lease or reduce the Landlord’s obligations under this Lease and (iii) upon the Successor Landlord’s request, Tenant shall execute any document such holder deems necessary to effect the foregoing amendment to this Lease.

f. Provided Tenant is not in default under this Lease (beyond expiration of applicable notice and cure periods), Tenant shall not be obligated to pay Monthly Rent for the Premises for the first five (5) months of the Lease term following the Additional Suites Commencement Date (such abated amount, collectively, is the “Abated Rent”). Tenant shall be and remain obligated during each of such months to pay all Additional Rent otherwise due under this Lease, including, without limitation, pursuant to Article 7 below. In the event of a default by Tenant under this Lease which results in either the early termination of this Lease and/or Tenant vacating and/or being evicted from the Premises, then as part of the recovery permitted Landlord hereunder, Landlord shall be entitled to a recovery of the Abated Rent conditionally abated pursuant to this Section 5.f., i.e., such Abated Rent shall in such case not be deemed to have been forgiven or abated, but shall become immediately due and payable as unpaid rent which had been earned at the date of default.

6. Letter of Credit.

Tenant shall deliver to Landlord on the later to occur of (i) completion of Landlord’s assignment of this Lease in connection with Landlord’s reorganization, (ii) concurrently with its execution of this Lease, as security for the performance of Tenant’s covenants and obligations under this Lease, an original irrevocable standby letter of credit, (iii) within ten (10) Business Days of Landlord’s written request therefor if Landlord elects not to complete its reorganization; or (iv) the Suite 1100 Delivery Date (the “Letter of Credit”) in the amount of Three Million Four Hundred Thousand Dollars ($3,400,000.00), naming Landlord as beneficiary, which Landlord may draw upon to cure any Event of Default under the Lease (or any breach under this Lease where there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such failure of performance to constitute an Event of Default under this Lease), or to compensate Landlord for any damage Landlord incurs as a result of such Event of Default and to which Landlord is entitled under the terms and conditions of this Lease. Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Landlord with respect to such Event of Default, breach or failure to perform. The Letter of Credit shall be issued by a major commercial bank reasonably acceptable to Landlord, have an expiration date not earlier than the sixtieth (60th) day after then applicable expiration date under this Lease (or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Landlord not later than sixty (60) days prior to the expiration thereof) and shall provide that Landlord may make partial and multiple draws thereunder, up to the face amount thereof. In addition, the Letter of Credit shall provide that, in the event of Landlord’s assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord without charge and without recourse to the assignee or transferee of such interest and the bank shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall provide for payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with a statement by Landlord that the requested sum is due and payable from Tenant to Landlord in accordance with the provisions of this Lease, shall be in the form attached hereto as Exhibit C, and to the extent different from the form attached hereto as Exhibit C, otherwise be in form and content reasonably satisfactory to Landlord. If the Letter of Credit has an expiration date earlier than sixty (60) days after the then applicable expiration date under this Lease, then throughout the term of this Lease (including any renewal or extension of the term) Tenant shall provide evidence of renewal of the Letter of Credit to Landlord at least fifteen (15) Business Days prior to the date the Letter of Credit expires. If Landlord draws on the Letter of Credit pursuant to the terms hereof, Tenant shall within five (5) Business Days after notice thereof from Landlord replenish the Letter of Credit or provide Landlord with an additional or amended letter of credit conforming to the requirements of this paragraph so that the amount available to Landlord from the Letter of Credit(s) provided hereunder is the amount specified in this Lease. Tenant’s failure to deliver any replacement, additional or extension of the Letter of Credit, or evidence of renewal of the Letter of Credit, within the time specified under this Lease shall be an Event of Default. If Landlord liquidates any portion of the Letter of Credit pursuant to this Paragraph 6, Landlord shall hold the funds received from the Letter of Credit as a cash security deposit for Tenant’s performance under this Lease, subject to reduction of the Security Deposit as provided below. Landlord shall not be required to segregate such security deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. If Tenant is not in default at the expiration or termination of this Lease, within sixty (60) days thereafter Landlord shall return to Tenant the Letter of Credit or the balance of the security deposit then held by Landlord, as applicable; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. Tenant hereby unconditionally and irrevocably waives the benefits and protections of California Civil Code Section 1950.7, and, without limitation of the scope of such waiver, acknowledges that Landlord may use all or any part of the Letter of Credit or the proceeds thereof to compensate Landlord for damages resulting from termination of this Lease and the tenancy created hereunder (including, without limitation, damages recoverable under California Civil Code Section 1951.2) to the extent Landlord is entitled to such damages under the terms and conditions of this Lease.

Notwithstanding the foregoing, provided that no Event of Default, or a default that subsequently matures into an Event of Default (or any monetary breach under this Lease where there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such monetary breach to constitute an Event of Default under this Lease), by Tenant under this Lease has occurred on or prior to November 1, 2018, the Letter of Credit amount required hereunder shall reduce by an amount equal to two (2) months’ Monthly Rent (based on the Monthly Rent due at the time of the reduction). Thereafter, if the same conditions apply on each anniversary of November 1, 2018, the Letter of Credit amount required hereunder shall reduce each year by an amount equal to one (1) month’s Monthly Rent (based on the Monthly Rent due at the time of the reduction). If Tenant is entitled to any reduction in the amount of the Letter of Credit, Landlord shall cooperate with Tenant as soon as reasonably practicable following Tenant’s request to replace or amend the then existing Letter of Credit to reflect such reduced amount required hereunder; provided, however, that in no event shall any such reduction be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations under this Lease.

7. Additional Rent: Increases in Operating Expenses and Tax Expenses.

a. Operating Expenses. Tenant shall pay to Landlord, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.f. above, of any increase in the Operating Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Year specified in Paragraph 2.g. above, over the Operating Expenses incurred by Landlord during the Base Year. The amounts payable under this Paragraph 7.a. and Paragraph 7.b. below are termed “Additional Rent” herein.

The term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance and repair of the Real Property, including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents at the level of property manager or below (the “Reimbursable Employees”) to the extent engaged in the operation, repair, or maintenance of the Real Property; (2) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such Reimbursable Employees to the extent allocable to such Reimbursable Employees’ work at the Real Property, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such Reimbursable Employees to the extent allocable to such Reimbursable Employee’s work at the Real Property; (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees and specifically worn at the Real Property; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of

Landlord, or any insurance required by the holder of any Superior Interest (as defined in Paragraph 21 below), and, after the Base Year, costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy (provided, however, that if the cost of any such insurance for the Base Year is greater than the cost of such insurance in subsequent year(s) of the Lease term due to unusual increases or fluctuations in the rate or scope of such insurance in the Base Year and such unusual increases or fluctuations are not present in the applicable subsequent year(s), Operating Expenses for the Base Year may be adjusted, for purposes of determining the Operating Expenses payable by Tenant in the applicable subsequent year(s), to reflect what the cost of such insurance would have been in the Base Year had the normal rates and scope of service applied); (5) water charges and sewer rents or fees applicable to the common areas of the Real Property (provided, however, that if the cost of any such service for the Base Year is greater than the cost of such service in subsequent year(s) of the Lease term due to unusual increases or fluctuations in the rate or scope of such service in the Base Year and such unusual increases or fluctuations are not present in the applicable subsequent year(s), Operating Expenses for the Base Year may be adjusted, for purposes of determining the Operating Expenses payable by Tenant in the applicable subsequent year(s), to reflect what the cost of such service would have been in the Base Year had the normal rates and scope of service applied); (6) license, permit and inspection fees for the Real Property and operation thereof; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and Building systems and equipment; (8) telephone, telegraph, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Real Property; (9) management fees and expenses, Tenant’s monthly payment of which shall not exceed three percent (3%) of the then current Monthly Rent and Additional Rent; (10) costs of repairs to and maintenance of the Real Property, including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, but excluding capital replacements or the replacement of major building systems (except to the extent provided in (16) and (17) below); (11) fees and expenses for janitorial, window cleaning, guard, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator, electrical, mechanical, HVAC and other building equipment and systems or as may otherwise be necessary or proper for the operation, repair or maintenance of the common areas of the Real Property; (12) costs of supplies, tools, materials, and equipment to the extent used in connection with the operation, maintenance or repair of the Real Property; (13) accounting, legal and other professional fees and expenses to the extent specific to the operation of the Real Property; (14) fees and expenses for maintaining the exterior of the Building and the sidewalks, landscaping and other common areas of the Real Property; (15) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the common areas of the Real Property (provided, however, that if the cost of any energy related utility for the Base Year is greater than the cost of such utility in subsequent year(s) of the Lease term due to unusual increases or fluctuations in the rate for such utility in the Base Year and such unusual increases or fluctuations are not present in the applicable subsequent year(s), Operating Expenses for the Base Year may be adjusted, for purposes of determining the Operating Expenses payable by Tenant in the applicable subsequent year(s), to reflect what the cost of such utility would have been in the Base Year had normal rates applied); (16) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord after the Base Year in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement (collectively, “Legal Requirement”) with which the Real Property was not required to comply during the Base Year, or to comply with any amendment or other change to the enactment or interpretation of any Legal Requirement from its enactment or interpretation during the Base Year, provided, that Operating Expenses shall not include any costs to comply with Legal Requirements in effect at the time the Building was originally constructed to the extent Landlord elected to delay its compliance with such Legal Requirements; (17) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord after the Base Year for the protection of the health and safety of the occupants of the Real Property or that are designed to reduce other Operating Expenses; (18) the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property (excluding paintings, sculptures and other works of art) provided by Landlord for use in common areas of the Building or the Real Property or in the Building office (to the extent that such Building office is dedicated to the operation and management of the Real Property); provided, however, that leasing or rental costs of a rotating or other art program for the common areas of the Building or the Real Property shall be included in Operating Expenses; and (19) any expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations, or for any additional work, labor, services or material resulting from compliance with any Legal Requirement applicable to the Real Property or any parts thereof; and (20) Building office rent or rental value for a building office not in excess of two thousand (2,000) rentable square feet and at an aggregate rent not in excess of the fair market value of such space, as the same may change from year to year. With respect to the costs of items included in Operating Expenses under (16) and (17), such costs shall be amortized over the useful life, as reasonably determined by Landlord based upon generally accepted accounting principles, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the six-month United States Treasury bill rate in effect at the time such item is constructed or acquired, or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such item, but in either case not more than the maximum rate permitted by law at the time such item is constructed or acquired.

Operating Expenses shall not include the following: (i) depreciation or amortization on the Building or equipment or systems therein; (ii) debt service; (iii) rental under any ground or underlying lease; (iv) interest (except as expressly provided in this Paragraph 7.a.); (v) Tax Expenses (as defined in Paragraph 7.b. below); (vi) attorneys’ fees and expenses incurred in connection with lease negotiations with prospective Building tenants, enforcement of any lease or defense of Landlord’s title to or interest in the Premises, the Building or the Real Property; (vii) the cost (including any amortization thereof) of any improvements or alterations which would be properly classified as capital expenditures according to generally accepted accounting practices (except to the extent expressly included in Operating Expenses pursuant to this Paragraph 7.a.); (viii) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants or otherwise exclusively occupied by tenants; (ix) executive salaries above the level of property manager; (x) advertising; (xi) real estate broker’s or other leasing commissions; (xii) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the original design, materials or workmanship of the Premises, prior to construction of the Initial Alterations, the Building or the Real Property; (xiii) costs incurred due to violation by Landlord or any other tenant in the Premises, the Building or the Real Property of the terms and conditions of any lease, or cost, penalties or fines incurred due to violation by Landlord of any Legal Requirements which are the obligation of Landlord; (xiv) the cost of any service provided to Tenant or other occupants of the Premises, the Building or the Real Property for which Landlord is entitled to be reimbursed, or the cost of any services provided to any building or facility not a part of the Real Property; (xv) interest, penalties or other costs arising out of Landlord’s failure to make timely payments of its obligations unless such failure occurs as a result of Tenant’s failure to timely pay Tenant’s Share of Operating Expenses; (xvi) costs, expenses, depreciation or amortization for repairs and replacements required to be made by Landlord without inclusion in Operating Expenses; or (xvii) costs related to maintaining the legal existence of the entity which comprises Landlord. In addition, there shall be deducted from Operating Expenses any amounts received by Landlord during the term of this Lease to the extent the amounts are reimbursement for expenses which (A) previously were included in Operating Expenses under this Lease, (B) are included in Operating Expenses during the term of this Lease for the year in which the insurance proceeds are received or (C) are included as Operating Expenses in a subsequent year of the term of this Lease.

b. Tax Expenses. Tenant shall pay to Landlord as Additional Rent under this Lease, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of any increase in Tax Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Tax Year specified in Paragraph 2.f. above, over Tax Expenses incurred by Landlord during the Base Tax Year. Notwithstanding the foregoing, if any reassessment, reduction or recalculation of any item included in Tax Expenses during the term results in a reduction of Tax Expenses, then for purposes of calculating Tenant’s Share of increases in Tax Expenses from and after the calendar year in which such adjustment occurs, Tax Expenses for the Base Tax Year shall be adjusted to reflect such reduction. Landlord shall pay, or cause the payment of, all Taxes before any fine, penalty, interest or cost may be added thereto, become due or be imposed by operation of law for the nonpayment or late payment thereof. In no event shall Tenant be liable for any discount forfeited or penalty incurred as a result of late payment by Landlord unless such late payment occurs as a result of Tenant’s failure to timely pay Tenant’s Share of Tax Expenses. Following Tenant’s written request, Landlord shall provide complete copies of tax bills.

The term “Tax Expenses” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, improvement districts, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Real Property, on Landlord with respect to the Real Property, on the act of entering into leases of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, on any improvements, fixtures and equipment and other personal property of Landlord located in the Real Property and used in connection with the operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the City and County of San Francisco, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Tax Expense. Tax Expenses shall include reasonable attorneys’ and professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Tax Expenses as defined herein, the Monthly Rent payable to Landlord prior to the imposition of such increases in Tax Expenses shall be increased to net Landlord the same net Monthly Rent after imposition of such increases in Tax Expenses as would have been received by Landlord prior to the imposition of such increases in Tax Expenses.

Tax Expenses shall not include (i) income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a Tax Expense; or (ii) any business licenses tax or tax or increase which may be levied on profits, gross receipts, sales or renewals or any tax or charge upon the Base Rent or other charges payable by Tenant under the Lease except to the extent that such license tax, tax or increase is in lieu of any Tax Expenses then currently payable by Tenant under the terms of this Lease.

c. Adjustment for Occupancy Factor. Notwithstanding any other provision herein to the contrary, in the event the Building is not fully occupied during any calendar year during the term after the Base Year, an adjustment shall be made by Landlord in computing Operating Expenses for such year so that the Operating Expenses shall be computed for such year as though the Building had been fully occupied during such year. In addition, if any particular work or service includable in Operating Expenses is not furnished to a tenant who has undertaken to perform such work or service itself, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would have been incurred if Landlord had furnished such work or service to such tenant. The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own or sole cost and expense shall not be interpreted as excluding any cost from Operating Expenses or Tax Expenses if such cost is an Operating Expense or Tax Expense pursuant to the terms of this Lease.

d. Intention Regarding Expense Pass-Through. It is the intention of Landlord and Tenant that the Monthly Rent paid to Landlord throughout the term of this Lease shall be absolutely net of all increases, respectively, in Tax Expenses and Operating Expenses over, respectively, Tax Expenses for the Base Tax Year and Operating Expenses for the Base Year, and the foregoing provisions of this Paragraph 7 are intended to so provide.

e. Notice and Payment. On or before the first day of each calendar year during the term hereof subsequent to the Base Year, or as soon as practicable thereafter, Landlord shall give to Tenant notice of Landlord’s estimate of the Additional Rent, if any, payable by Tenant pursuant to Paragraphs 7.a. and 7.b. for such calendar year subsequent to the Base Year. On or before the first day of each month during each such subsequent calendar year which is at least thirty (30) days following Tenant’s receipt of Landlord’s estimate of Additional Rent, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent; provided, however, that if Landlord’s notice is not given prior to the first day of any calendar year Tenant shall continue to pay Additional Rent on the basis of the prior year’s estimate until the month which is at least thirty (30) days after Landlord’s notice is given. If at any time (but not more than once per calendar year) it appears to Landlord that the Additional Rent payable under Paragraphs 7.a. and/or 7.b. will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon the revised estimate. On the first monthly payment date which is at least thirty (30) days after any new estimate is delivered to Tenant, Tenant shall also pay any accrued cost increases, based on such new estimate.

f. Annual Accounting. Within one hundred fifty (150) days after the close of each calendar year subsequent to the Base Year, or as soon after such one hundred fifty (150) day period as practicable, Landlord shall deliver to Tenant a statement of the Additional Rent payable under Paragraphs 7.a. and 7.b. for such year and such statement shall be final and binding upon Landlord and Tenant (except that the Tax Expenses included in such statement may be modified by any subsequent adjustment or retroactive application of Tax Expenses affecting the calculation of such Tax Expenses and set forth in this Lease). Landlord’s annual statement delivered to Tenant pursuant to this Paragraph 7.f. of the Lease shall be based on the results of an audit of the operations of the Building prepared for the applicable year by a nationally recognized certified public accounting firm selected by Landlord, and upon Tenant’s request, Landlord shall promptly deliver to Tenant a copy of the auditor’s statement on which Landlord’s annual statement is based. If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above exceeded Tenant’s obligations for the calendar year, Landlord shall credit the excess to the next succeeding installments of estimated Additional Rent or, if this Lease has expired or otherwise terminated, Landlord shall pay such excess to

Tenant within thirty (30) days of delivery of the annual statement to Tenant. Subject to Tenant’s audit rights, if the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement.

g. Proration for Partial Lease Year. If this Lease terminates on a day other than the last day of a calendar year, the Additional Rent payable by Tenant pursuant to this Paragraph 7 applicable to the calendar year in which this Lease terminates shall be prorated on the basis that the number of days from the commencement of such calendar year to and including such termination date bears to three hundred sixty (360).

h. Electricity furnished to the Premises. Notwithstanding anything to the contrary in Paragraph 17 of the Lease or in this Paragraph 8, electricity furnished to the Premises shall not be included in Operating Expenses, and shall instead be separately paid for by Tenant as hereafter provided. In addition to the Monthly Rent, Additional Rent, and other charges payable under the Lease for the Premises, commencing on the relevant Commencement Date for each portion of the Premises and for the balance of the Lease term, Tenant shall pay for all electricity supplied to the Premises as measured by electrical submeters dedicated to the Premises (the “Submetering Equipment”). Landlord shall operate, maintain and repair the Submetering Equipment throughout the term of the Lease at its sole cost and expense. The data from all Submetering Equipment readings documenting Tenant’s electrical use shall be shared on a monthly basis with Tenant. Tenant shall pay Landlord for all electricity supplied to the Premises, as rent on a monthly basis, within thirty (30) days after Landlord’s delivery of an invoice and reasonable supporting documentation to Tenant. The electricity shall be billed to and paid by Tenant at Landlord’s actual cost thereof (calculated at the average rate per kilowatt hour charged to landlord for electricity supplied to the Building). The parties acknowledge that the electricity paid for by Tenant pursuant to this Paragraph does not include electricity required to supply basic HVAC Service to the Premises pursuant to Paragraph 17a(ii) of the Lease, and the cost thereof shall be included in Operating Expenses.

8. Use of Premises; Compliance with Law.

a. Use of Premises. The Premises shall be used solely for general office purposes for the business of Tenant as described in Paragraph 2.g. above and for no other use or purpose.

Tenant shall not do or suffer or knowingly permit Tenant’s Parties (as defined below) to do anything in or about the Premises or the Real Property, nor bring or keep anything therein, which would in any way subject Landlord, Landlord’s agents or the holder of any Superior Interest (as defined in Paragraph 21) to any liability, increase the premium rate of or decrease in the coverage of any fire, casualty, liability, rent or other insurance relating to the Real Property or any of the contents of the Building, or cause a cancellation of, or give rise to any defense by the insurer to any claim under, or conflict with, any policies for such insurance. If any act or omission of Tenant results in any such increase in premium rates, Tenant shall pay to Landlord upon demand the amount of such increase. Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property which will materially obstruct or interfere with the rights of other tenants or occupants of the Building or injure them, or use or suffer or permit the Premises to be used for any unlawful purpose or other purpose in violation of Paragraph 8.a., nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises or the Real Property. Without limiting the foregoing, no loudspeakers or other similar device which can be heard outside the Premises shall, without the prior written approval of Landlord, be used in or about the Premises. Tenant shall not commit or suffer to be committed any waste in, to or about the

Premises. Landlord may from time to time conduct fire and life safety training for tenants of the Building, including evacuation drills and similar procedures. Tenant agrees to participate in such activities as reasonably requested by Landlord.

Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.

b. Compliance with Law. Tenant shall not do or knowingly permit Tenant’s Parties to do in or about the Premises which will in any way conflict with any Legal Requirement (as defined in Paragraph 7.a.(16) above) now in force or which may hereafter be enacted. Tenant, at its sole cost and expense, shall promptly comply with all such present and future Legal Requirements relating to Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), and shall perform all work to the Premises or other portions of the Real Property required to effect such compliance. Notwithstanding the foregoing, however, Tenant shall not be required to perform any changes to the Premises or other portions of the Real Property unless such changes are related to or affected or triggered by (i) Tenant’s Alterations (as defined in Paragraph 9 below) (ii) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), (iii) Tenant’s particular employees or employment practices, or (iv) the construction of the Initial Alterations. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any Legal Requirement shall be conclusive of that fact as between Landlord and Tenant. Tenant shall as soon as reasonably practicable furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Legal Requirement.

c. Hazardous Materials. Tenant shall not cause or knowingly permit the storage, use, generation, release, handling or disposal (collectively, “Handling”) of any Hazardous Materials (as defined below), in, on, or about the Premises or the Real Property by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, “Tenant Parties”), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office activities (“Common Office Chemicals”), provided that the Handling of such Common Office Chemicals shall comply at all times with all Legal Requirements, including Hazardous Materials Laws (as defined below). Notwithstanding anything to the contrary contained herein, however, in no event shall Tenant permit any usage of Common Office Chemicals in a manner that may cause the Premises or the Real Property to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws. Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened in writing by any third party against Tenant, Landlord, the Premises or the Real Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnitees (as defined in Paragraph 14.b. below), harmless from and against all Claims (as defined in Paragraph 14.b. below), arising out of or in connection with, or otherwise relating to (i) any Handling of

Hazardous Materials by any Tenant Party in violation of this Paragraph 8.c. or Tenant’s breach of any other obligations under this Lease with respect to Hazardous Materials, or (ii) any removal, cleanup, or restoration work and materials necessary to return the Real Property or any other property of whatever nature located on the Real Property to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises by any Tenant Party in violation of this Paragraph 8.c. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB’s, CFC’s, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

d. Applicability of Paragraph. The provisions of this Paragraph 8 are for the benefit of Landlord, the holder of any Superior Interest (as defined in Paragraph 21 below), and the other Indemnitees only and are not nor shall they be construed to be for the benefit of any tenant or occupant of the Building.

9. Alterations and Restoration.

a. Tenant shall not make or permit to be made any alterations, modifications, additions, decorations or improvements to the Premises, or any other work whatsoever that would directly or indirectly involve the penetration or removal (whether permanent or temporary) of, or require access through, in, under, or above any floor, wall or ceiling, or surface or covering thereof in the Premises (collectively, “Alterations”), except as expressly provided in this Paragraph 9. If Tenant desires any Alteration, including the Initial Alterations, Tenant must obtain Landlord’s prior written approval of such Alteration, which approval shall not be unreasonably withheld, conditioned or delayed. With respect to the Initial Alterations, Landlord shall respond to a written request for consent, delivered by Tenant together with reasonably complete documentation as to the scope and design of the Initial Alterations, within ten (10) Business Days; provided, however, that if Landlord shall fail to respond within such ten (10) Business Day period, Tenant shall so notify Landlord and if Landlord shall then fail to deliver a response to Tenant within three (3) Business Days of Landlord’s receipt of Tenant’s second notice, the Initial Alterations described in Tenant’s written request for consent shall be deemed approved. For all other Alterations, the process described in the preceding sentence shall apply, however the time periods shall be fifteen (15) Business Days and seven (7) Business Days, respectively.

All Alterations shall be made at Tenant’s sole cost and expense (including the expense of complying with all present and future Legal Requirements, including those regarding asbestos, if applicable, and any other work required to be performed in other areas within or outside the Premises directly arising out of the Alterations), subject to Landlord’s payment of the Landlord’s Allowance with respect to the Initial Alterations. Tenant shall either (i) arrange for Landlord to perform the work on terms and conditions acceptable to Landlord and Tenant, each in its sole discretion or (ii) bid the project out to contractors approved by Landlord in writing in advance (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant shall provide Landlord with a copy of the information submitted to bidders at such time as the bidders receive their copy. Regardless of the contractors who perform the work pursuant to the above, Tenant shall pay Landlord on demand prior to or during the course of such construction amount (the “Alteration Operations Fee”) equal to three percent (3%) of the total cost of the Alteration (and for purposes of calculating the Alteration Operations Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for Landlord’s internal review of Tenant’s plans and general oversight of the construction (which oversight shall be solely for the benefit of Landlord and shall in no event be a substitute for Tenant’s obligation to retain such project management or other services as shall be necessary to ensure that the work is performed properly and in accordance with the requirements of this Lease). Landlord and Tenant confirm that no Alteration Operations Fee shall be payable with respect to the Initial Alterations in recognition of Tenant’s obligation to pay the Construction Management Fee as provided herein. Tenant shall also reimburse Landlord for Landlord’s expenses such as for electrical energy consumed in connection with the work, freight elevator operation, additional cleaning expenses, additional security services, fees and charges paid to third party architects, engineers and other consultants for review of the work and the plans and specifications with respect thereto and to monitor contractor compliance with Building construction requirements, and for other miscellaneous costs incurred by Landlord as result of the construction of Alterations, including the Initial Alterations.

All such work shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, and shall comply with all Legal Requirements and Landlord’s construction standards, procedures, conditions and requirements for the Building as in effect from time to time (including Landlord’s requirements relating to insurance and contractor qualifications) and provided in writing to Tenant upon request to Landlord. In no event shall Tenant employ any person, entity or contractor to perform work in the Premises whose presence may give rise to a labor or other disturbance in the Building. Any Alterations, including, without limitation, moveable partitions that are affixed to the Premises (but excluding moveable, free standing partitions) and all carpeting, shall at once become part of the Building and the property of Landlord. Tenant shall give Landlord not less than five (5) days prior written notice of the date the construction of the Alteration is to commence. Landlord may post and record an appropriate notice of nonresponsibility with respect to any Alteration and Tenant shall maintain any such notices posted by Landlord in or on the Premises.

b. At Landlord’s sole election, (which Landlord shall confirm to Tenant in writing upon request from Tenant at the time of Landlord’s consent to the relevant Alterations or within fifteen (15) days following other written request from Tenant), any or all Alterations made for or by Tenant shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease and the Premises shall otherwise be delivered to Landlord in good condition and repair, ordinary wear and tear excepted. If Landlord does not elect to require removal of all or any portion of the Alterations, Tenant shall have no right or obligation to remove all or any portion of any Alterations made during the term of this Lease (including, without limitation, the Initial Alterations). Any required removal of the Alterations and the restoration of the Premises to good condition and repair, ordinary wear and tear excepted, shall be performed by a general contractor selected by Tenant and reasonably approved by Landlord, in which event Tenant shall pay the general contractor’s fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord and Tenant pertaining to Alterations shall be deemed to automatically incorporate the terms of this Lease without the necessity for further reference thereto.

10. Repair

a. By taking possession of the Premises, Tenant agrees that the Premises are in the condition required under this Lease, subject to completion of Landlord’s Code Compliance Work as required under Paragraph 4.a. Tenant, at Tenant’s sole cost and expense, shall keep the Premises and every part thereof (including the interior walls and ceilings of the Premises, those portions of the

Building systems located within and exclusively serving the Premises, and improvements and Alterations) in good condition and repair. Tenant waives all rights to make repairs at the expense of Landlord as provided by any Legal Requirement now or hereafter in effect. It is specifically understood and agreed that, except as specifically set forth in this Lease, Landlord has no obligation and has made no promises to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar Legal Requirement now or hereafter in effect.

b. Except as specifically provided in the immediately preceding paragraph, Landlord, subject to reimbursement through Operating Expenses permitted under this Lease, shall keep any and all portions of the Real Property and every part thereof, in good condition and repair.

11. Abandonment.

Tenant shall not abandon the Premises or any part thereof at any time during the term hereof without fulfilling its other obligations under this Lease (including as set forth in Paragraph 10). Abandonment by Tenant of the Premises without Tenant fulfilling its other obligations under this Lease shall constitute an Event of Default hereunder regardless of whether Tenant continues to pay Monthly Rent and Additional Rent under this Lease. Upon the expiration or earlier termination of this Lease, or if Tenant surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises for five (5) Business Days following receipt by Tenant of notice of same from Landlord shall at the option of Landlord be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 9. Landlord may charge Tenant for the storage of Tenant’s property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant’s property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 11 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord’s action or inaction with regard to the provisions of this Paragraph 11 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Premises and the Building caused by such removal, and make any restoration required pursuant to Paragraph 9 above.

12. Liens.

Tenant shall not permit any mechanic’s, materialman’s or other liens arising out of work performed at the Premises by or on behalf of Tenant (other than work performed by Landlord for the benefit of Tenant) to be filed against the fee of the Real Property nor against Tenant’s interest in the Premises. At least ten (10) days prior to and during the performance of any such work by Tenant, as to which Tenant shall have provided no less than twenty (20) days’ prior written notice to Landlord, Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed and are not removed or stayed within ten (10) Business Days’ following written notice to Tenant, Landlord without waiving its rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, pay and satisfy the same and in such event the sums so paid by Landlord shall be due and payable by Tenant immediately without notice or demand, with interest from the date paid by Landlord through the date Tenant pays Landlord, at the Interest Rate. Tenant agrees to indemnify, defend and hold Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) harmless from and against any Claims (as defined in Paragraph 14.b. below) for mechanics’, materialmen’s or other liens in connection with any Alterations, repairs or any work performed, materials furnished or obligations incurred by or for Tenant (other than by Landlord for the benefit of Tenant).

13. Assignment and Subletting.

a. Landlord’s Consent. Landlord’s and Tenant’s agreement with regard to Tenant’s right to transfer all or part of its interest in the Premises is as expressly set forth in this Paragraph 13. Tenant agrees that, except upon Landlord’s prior written consent, which consent shall not (subject to Landlord’s rights under Paragraph 13.d. below) be unreasonably withheld, conditioned or delayed, neither this Lease nor all or any part of the leasehold interest created hereby shall, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant or Tenant’s legal representatives or successors in interest (collectively, an “assignment”) and neither the Premises nor any part thereof shall be sublet or be used or occupied for any purpose by anyone other than Tenant (collectively, a “sublease”); provided that an assignment or sublease may occur in a Permitted Transfer (as defined below) without Landlord’s consent but otherwise in compliance with the terms of this Paragraph 13. Any assignment or subletting without Landlord’s prior written consent, except for subleases pursuant to a Permitted Transfer, shall, at Landlord’s option, be void and shall constitute an Event of Default entitling Landlord to terminate this Lease and to exercise all other remedies available to Landlord under this Lease and at law.

The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) the assignment or subletting would materially increase the operating costs for the Building or the burden on the Building services, or materially increase the foot traffic to/from the Premises, elevator usage or security concerns in the Building, (ii) the space will be used for a school or training facility, an entertainment, sports or recreation facility, retail sales to the public (unless Tenant’s permitted use is retail sales), a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, a place of public assembly (including without limitation a meeting center, theater or public forum), any use by a foreign government or quasi-governmental agency or authority (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight); (iii) the proposed assignee or subtenant is a current tenant of the Building or has been in negotiations with Landlord as a prospective tenant of the Building during the six (6) months preceding Tenant’s request for Landlord’s consent; (iv) the creditworthiness of a proposed assignee or subtenant is not substantially similar to the then current creditworthiness of Tenant; (v) Landlord determines that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be materially inconsistent with the character of the Building as a first-class office building; (vi) the proposed assignee or subtenant is an entity or a parent, wholly-owned subsidiary or affiliate of an entity with whom Landlord or Landlord’s parent entity, wholly-owned subsidiary or affiliate is then currently in litigation; (vii) the assignment or subletting conflicts with any exclusive uses granted to other tenants of the Real Property prior to Tenant’s request for Landlord’s consent, or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Real Property and entered into prior to Tenant’s request for Landlord’s consent; or (viii) the assignment or subletting would involve a change in use from that expressly permitted under this Lease. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

For purposes of this Paragraph 13 (but subject to assignments and subleases that are Permitted Transfers), the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any entity controlling Tenant to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group (who did not previously have Control (as defined below)) shall have Control of Tenant, except that the offering or transfer of outstanding capital stock through the “over-the-counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; (ii) a transfer of Control of Tenant or any entity controlling Tenant in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the offering or transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities and Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; (iii) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; or (iv) the agreement by a third party to assume, take over, or reimburse Tenant for any or all of Tenant’s obligations under this Lease in order to induce Tenant to lease space with such third party. “Control” shall mean direct or indirect ownership of fifty percent (50%) or more of all of the voting stock of a corporation or fifty percent (50%) or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise).

Notwithstanding any provision to the contrary, Landlord’s consent shall not be required with respect to (a) any assignment or sublease of all of any part of the Premises to a direct or indirect parent, subsidiary, affiliate or similarly related entity; (b) a merger, acquisition, reorganization or consolidation involving Tenant or any direct or indirect parent or affiliate of Tenant regardless of whether Tenant or such parent or affiliate is the surviving entity; (c) any assignment or sublease in connection with the sale of all or substantially all of the assets of Tenant; or (d) a Permitted Change of Control, provided the following conditions are met: (x) such merger, consolidation, or transfer of assets is not principally for the purpose of transferring Tenant’s leasehold estate, (y) such merger, consolidation, or transfer of assets does not adversely affect the legal existence of the Tenant hereunder, or if such entity ceases to exist after such merger or consolidation, then the assignee has assumed all obligations of Tenant under the Lease including those arising prior to the date of such merger or consolidation, and (z) such merger, consolidation, or transfer of assets of Tenant does not reduce the tangible net worth of Tenant after giving effect to such transfer (each, a “Permitted Transfer” and the party or entity involved, a “Permitted Transferee”). In no circumstance shall a Permitted Transferee have financial standing or creditworthiness less than that of Tenant. For purposes hereof, the term “Permitted Change of Control” shall mean the sale, transfer, assignment, pledge, encumbrance or hypothecation, directly or indirectly, of (i) the stock, partnership interests, limited liability company interests or other equity interests in Tenant or any direct or indirect parent of Tenant or (ii) any controlling interest in Tenant or any direct or indirect parent of Tenant. Tenant hereby agrees to give Landlord written notice thirty (30) days prior to any Permitted Transfer along with any documentation reasonably requested by Landlord related to the required conditions as provided above, and a copy of all assignment or sublease documentation entered into between Tenant and any Permitted Transferee with respect to an assignment of this Lease or a sublease of the Premises or any portion thereof.

If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof is sublet, whether or not in violation of this Lease, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord shall apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder.

The consent by Landlord to an assignment or subletting hereunder shall not relieve Tenant or any assignee or subtenant from obtaining Landlord’s express prior written consent to any other or further assignment or subletting. In no event shall any subtenant be permitted to assign its sublease or to further sublet all or any portion of its subleased premises without Landlord’s prior written consent, which consent may be withheld by Landlord it its sole and absolute discretion. Neither an assignment or subletting, whether in connection with a Permitted Transfer or otherwise, nor the collection of rent by Landlord from any person other than Tenant, nor the application of any such rent as provided in this Paragraph 13.a. shall be deemed a waiver of any of the provisions of this Paragraph 13.a. or release Tenant from its obligation to comply with the provisions of this Lease and Tenant shall remain fully and primarily liable for all of Tenant’s obligations under this Lease. If Landlord approves of an assignment or subletting hereunder and this Lease contains any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building, such rights and/or options shall not run to the subtenant or assignee, it being agreed by the parties hereto that any such rights and options are personal to the Tenant originally named herein and may not be transferred. Notwithstanding the foregoing, in the case of a Permitted Transfer, such rights and/or options may be exercised by a Permitted Transferee so long as Tenant or a Permitted Transferee remains in actual physical possession and occupancy of fifty percent (50%) or more of the Premises at the time such rights and/or options are to be exercised.

b. Processing Expenses. Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, including Permitted Transfers, an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of One Thousand Dollars ($1,000.00) for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”) and the amount of all direct and indirect costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting or review any documentation submitted with respect to a Permitted Transfer until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.

c. Consideration to Landlord. In the event of any assignment or sublease (but not Permitted Transfers, to which the provisions of this Paragraph 13.c. shall not apply), whether or not requiring Landlord’s consent, Landlord shall be entitled to receive, as additional rent hereunder, fifty percent (50%) of any consideration paid by the assignee for the assignment or subtenant for the sublease plus fifty percent (50%) of the excess of the amount of rent paid for the assigned or sublet space by the assignee or subtenant over the amount of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above attributable to the assigned or sublet space for the corresponding month, less brokerage and leasing commissions, the costs of tenant improvements and other reasonable costs incurred by Tenant in connection with the relevant assignment or sublease (the “Transfer Costs”). To effect the foregoing, Tenant shall deduct from the monthly amounts received by Tenant from the assignee or subtenant as rent or consideration, the Monthly Rent and Additional Rent payable by Tenant to Landlord for the subject space and the Transfer Costs (to the extent not previously deducted from the consideration paid by the assignee or subtenant for the assignment or sublease), and fifty percent (50%) of the then remaining sum shall be paid promptly to Landlord. If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to this Paragraph 13.c., shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rental and other consideration pertaining to or due under any other sublease.

d. Procedures. Except with respect to Permitted Transfers (to which this Paragraph 13.d. shall not apply), if Tenant desires to assign this Lease or any interest therein or sublet all or part of the Premises, Tenant shall give Landlord written notice thereof and the terms proposed, together with a current financial statement of such proposed assignee or subtenant and any other information reasonably requested by Landlord. Landlord shall have the prior right and option (to be exercised by written notice to Tenant given within fifteen (15) Business Days after receipt of Tenant’s notice) (i) to terminate this Lease in its entirety (in the case of any proposed assignment) or as it pertains to the portion of the Premises so proposed by Tenant to be sublet (in the case of any proposed sublet), whereupon Tenant shall be released from any further obligation or liability under this Lease (in the case of any proposed assignment) or as it pertains to the portion of the Premises so proposed by Tenant to be sublet (in the case of any proposed sublet) except to the extent that such liability, by its terms, survives the expiration or earlier termination of this Lease; or (ii) to approve or reasonably disapprove the proposed assignment or sublease. If Landlord fails to exercise any such option to terminate, this shall not be construed as or constitute a waiver of any of the provisions of Paragraphs 13.a., b., c. or d. herein. If Landlord exercises any option to terminate, any costs of demising the portion of the Premises affected by such subleasing or termination shall be borne by Landlord. In addition, subject to the provisions of Paragraph 13.c., Landlord shall have no liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed assignment or subletting, and Tenant agrees to indemnify, defend and hold Landlord and all other Indemnitees harmless from and against any and all Claims (as defined in Paragraph 13.b. below), including, without limitation, claims for commissions, arising from such proposed assignment or subletting. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

e. Documentation. No permitted assignment or subletting by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease which expressly provides that (i) the assignee or subtenant may not further assign this Lease or the sublease, as applicable, or sublet the Premises or any portion thereof, without Landlord’s prior written consent (which, in the case of a further assignment proposed by an assignee of this Lease, shall be pursuant to the terms of this Paragraph 13 and subject to Landlord’s rights under the provisions of this Paragraph 13, and in the case of a subtenant’s assignment of its sublease or further subletting of its subleased premises or any portion thereof, may be withheld in Landlord’s sole and absolute discretion), (ii) the assignee or subtenant will comply with all of the provisions of this Lease (to the extent applicable to the sublet space, in the case of a sublease), and Landlord may enforce the Lease provisions directly against such assignee or subtenant, (iii) in the case of an assignment, the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment, and (iv) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease applicable to the sublet space. Further, each sublease shall contain the rent prohibition language set forth in Paragraph 13.f. below. In addition to the foregoing and except with respect to Permitted Transfers, no assignment or sublease by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of Landlord’s consent to assignment or consent to sublease form. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above. No subtenant or assignee shall be permitted to occupy the Premises or any portion thereof unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of such subtenant or assignee under this Lease.

f. Required Rent Prohibition Language. It shall be a condition to the approval of a sublease hereunder that the sublease include the following language: “Notwithstanding anything to the contrary in this Sublease: (i) in no event may any rent under this Sublease be based in whole or in part on the income or profits derived from the subleased premises, except for percentage rent based on gross (not net) receipts or sales; (ii) if the holder of a Superior Interest (as defined in Paragraph 21 of the Master Lease) succeeds to Landlord’s interest in the Master Lease (“Successor Landlord”) and the Successor Landlord is advised by its counsel that all or any portion of the rent payable under this Sublease is or may be deemed to be “unrelated business income” within the meaning of the Internal Revenue Code or regulations issued thereunder, such Successor Landlord may, at its option, unilaterally amend the calculation of rent under the Sublease so that none of the rent payable under the Sublease will constitute “unrelated business income,” but the amendment will not increase Subtenant’s payment obligations or other liability under the Sublease or reduce the Sublessor’s obligations under the Sublease and (iii) upon the Successor Landlord’s request, Tenant and Subtenant shall execute any document such holder deems necessary to effect the foregoing amendment to the Sublease.”

g. No Merger. Without limiting any of the provisions of this Paragraph 13, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and shall terminate all or any existing subleases or subtenancies unless otherwise mutually agreed by Landlord and Tenant in their respective sole and absolute discretion.

14. Indemnification.

a. Landlord and the holders of any Superior Interests (as defined in Paragraph 21 below) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises or the Real Property from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises or the Real Property, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises or the Real Property, or acts of other tenants of the Building; provided, however, that the foregoing waiver shall be inapplicable to any loss, injury or damage to the extent resulting directly from Landlord’s gross negligence or willful misconduct in connection with Landlord’s performance of its obligations under this Lease. Tenant acknowledges that from time to time throughout the term of this Lease, construction work may be performed in and about the Building and the Real Property by Landlord, contractors of Landlord, or other tenants or their contractors, and that such construction work may result in noise and disruption to Tenant’s business. In addition to and without limiting the foregoing waiver or any other provision of this Lease, so long as any and all such construction activity is undertaken in a manner that minimizes (to the extent reasonably practicable) noise or disruption to Tenant’s business or operations in, on our about the Premises (including, without limitation, access to and from the Premises), Tenant agrees that Landlord shall not be liable for, and Tenant expressly waives and releases Landlord and the other Indemnitees (as defined in Paragraph 14.b. below), including without limitation, any and all consequential damages or interruption or loss of business, income or profits, or claims of actual or constructive eviction or for abatement of rental, arising or alleged to be arising as a result of any such construction activity.

b. Tenant shall hold Landlord and the holders of any Superior Interest , and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively with Landlord, the “Indemnitees”) harmless from and indemnify the Indemnitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (collectively, “Claims”), to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Parties (as defined in Paragraph 8.c. above) in, on or about the Real Property, or (b) any construction or other work undertaken by or on behalf of Tenant (but not undertaken by Landlord on behalf of Tenant) in, on or about the Premises, whether prior to or during the term of this Lease, or (c) any breach or Event of Default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the Premises; except to the extent such Claims are caused directly by (i) the gross negligence or willful misconduct of Landlord or its authorized representatives in connection with Landlord’s performance of its obligations under this Lease. In case any action or proceeding be brought against any of the Indemnitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.b. shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

c. Landlord shall hold Tenant and its agents, employees, contractors, licensees, subtenants and servants (collectively with Tenant, the “Tenant Indemnitees”) harmless from and indemnify the Tenant Indemnitees against any and all Claims, to the extent arising from any injury or death of any person occurring in the common areas of the Building, except to the extent such Claims arise from the negligence or willful misconduct of Tenant or any Tenant Party. In case any action or proceeding be brought against any of the Tenant Indemnitees by reason of any such Claim, Landlord, upon notice from Tenant, covenants to resist and defend at Landlord’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.c. shall survive the expiration or earlier termination of this Lease with respect to any injury or death occurring prior to such expiration or earlier termination.

15. Insurance.

a. Tenant’s Insurance. Tenant shall, at Tenant’s expense, maintain during the term of this Lease (and, if Tenant occupies or conducts activities in or about the Premises prior to or after the term hereof, then also during such pre-term or post-term period): (i) commercial general liability insurance including contractual liability coverage, with minimum coverages of Three Million Dollars ($3,000,000.00) per occurrence combined single limit for bodily injury and property damage, One Million Dollars ($1,000,000.00) for products-completed operations coverage, One Hundred Thousand Dollars ($100,000.00) fire legal liability, One Million Dollars ($1,000,000.00) for personal and advertising injury (which coverage shall not be subject to the contractual liability exclusion), with a Five Million Dollars ($5,000,000.00) general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant’s operations in the Building, (ii) property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of “special form” (previously known as “all risk”) insurance policies (excluding earthquake and flood but including water damage), covering Tenant’s personal property and trade fixtures in or about the Premises or the Real Property, and any improvements and/or Alterations made by or on behalf of Tenant in the Premises, for the full replacement value thereof without deduction for depreciation; (iii) workers’ compensation insurance in statutory limits; (iv) at least three months’ coverage for loss of business income and continuing expenses, providing protection against any peril included within the classification “special form” insurance, excluding earthquake and flood but including water damage; and (v) if Tenant operates owned, leased or non-owned vehicles on the Real Property, comprehensive automobile liability insurance with a minimum coverage of One Million Dollars ($1,000,000.00) per occurrence, combined single limit. The above described policies shall protect Tenant, as named insured, and, except for Tenant’s property insurance described in clause (ii) above and workers’ compensation insurance described in clause (iii) above, shall protect Landlord, the Indemnitees, and any other parties reasonably designated by Landlord from time to time, Landlord’s property manager for the Real Property and the holders of any Superior Interest, of which Tenant is given at least thirty (30) days’ notice, as additional insureds; shall insure Landlord’s and such other parties’ contingent liability with regard to acts or omissions of Tenant; shall specifically include all liability assumed by Tenant under this Lease (provided, however, that such contractual liability coverage shall not limit or be deemed to satisfy Tenant’s indemnity obligations under this Lease). Landlord reserves the right to increase the foregoing amount of liability coverage from time to time (but not more than one (1) time during each five (5) years of the Lease term) as Landlord reasonably determines is required to adequately protect Landlord and the other parties required to be additional insureds as set forth above from the matters insured thereby (provided, however, that Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant). Tenant will use commercially reasonable efforts to cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as reasonably determined by Landlord and provided to Tenant in writing following Tenant’s request therefor, and as to which Landlord and such other parties required to be additional insureds as set forth above shall be additional insureds.

b. Policy Form. Each insurance policy required pursuant to this Paragraph 15 shall be issued by an insurance company licensed in the State of California and with a general policyholders’ rating of “A-” or better and a financial size ranking of “Class VIII” or higher in the most recent edition of Best’s Insurance Guide, and shall include all waiver of subrogation rights endorsements necessary to effect the provisions of Paragraph 16 below. Each insurance policy required pursuant to Paragraph 15.a. above, other than Tenant’s workers’ compensation insurance, shall (i) provide that it may not be cancelled or allowed to lapse other than for nonpayment unless thirty (30) days’ prior written notice to Landlord is first given, (ii) provide that no act or omission of Tenant shall affect or limit the obligations of the insurer with respect to any other insured, and (iii) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Indemnitees by reason of acts or omissions of Tenant or any items for which Tenant is required to insure as set forth above, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. Each such insurance policy or a certificate thereof shall be delivered to Landlord by Tenant on or before the effective date of such policy and thereafter Tenant shall deliver to Landlord renewal certificates at within thirty (30) days of the expiration dates of the expiring policies. If Tenant fails to procure such insurance or to deliver such certificates, Landlord may after five (5) days’ written notice provided to Tenant, at its option, procure the same for Tenant’s account, and the cost thereof shall be paid to Landlord by Tenant upon demand.

c. No Implication. Nothing in this Paragraph 15 shall be construed as creating or implying the existence of (i) any ownership by Tenant of any fixtures, additions, Alterations, or improvements in or to the Premises or (ii) any right on Tenant’s part to make any addition, Alteration or improvement in or to the Premises.

d. Landlord’s Insurance. Landlord shall maintain all risk or special form property insurance covering the full replacement cost of the Real Property and commercial general liability insurance applicable to the Real Property, including contractual liability coverage, with minimum coverages of Three Million Dollars ($3,000,000.00) per occurrence combined single limit for bodily injury and property damage, One Million Dollars ($1,000,000.00) for products-completed operations coverage, One Hundred Thousand Dollars ($100,000.00) fire legal liability, One Million Dollars ($1,000,000.00) for personal and advertising injury (which coverage shall not be subject to the contractual liability exclusion), with a Five Million Dollars ($5,000,000.00) general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Real Property, subject to customary deductibles for properties substantially similar to the Real Property. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem reasonably necessary in amounts and with deductibles customary for properties substantially similar to the Real Property, including but not limited to, rent loss insurance. The Real Property may be included in a blanket policy (in which case the cost of such insurance allocable to the Real Property will be determined by Landlord in its reasonable discretion based upon the total insurance cost calculations).

16. Mutual Waiver of Subrogation Rights.

Each party hereto hereby releases the other respective party and, in the case of Tenant as the releasing party, the other Indemnitees and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Real Property that is caused by or results from risks insured against under any “special form” insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Paragraph 16, Tenant shall be deemed to be carrying any of the insurance policies required pursuant to Paragraph 15.a. but not actually carried by Tenant, and Landlord shall be deemed to carry standard fire and extended coverage policies on the Real Property. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

17. Utilities.

a. Basic Services. Landlord shall furnish the following utilities and services (“Basic Services”) for the Premises: (i) during the hours of 8 A.M. to 6 P.M. (“Business Hours”) Monday through Friday (except public holidays) (“Business Days”), electricity for Building standard lighting and power suitable for the use of the Premises for ordinary general office purposes, (ii) during Business Hours on Business Days, heat and air conditioning required in Landlord’s judgment for the comfortable use and occupancy of the Premises for ordinary general office purposes, (iii) unheated water for the restroom(s) and drinking fountain(s) in the public areas serving the Premises, (iv) elevator service to the floor(s) of the Premises by nonattended automatic elevators for general office pedestrian usage and deliveries to occupants of the Building, and (v) on Business Days, janitorial services limited to emptying and removal of general office refuse, light vacuuming as needed and window washing as determined by Landlord. Notwithstanding the foregoing, however, Tenant may use water, heat, air conditioning, electric current, elevator and janitorial service in excess of that provided in Basic Services (“Excess Services,”

which shall include without limitation any power usage other than through existing standard 110-volt AC outlets; electricity in excess of the lesser of that described in clause (i) above or clause (ii) of Paragraph 17.c. below; electricity and/or water consumed by Tenant in connection with any dedicated or supplemental heating, ventilating and/or air conditioning, computer power, telecommunications and/or other special units or systems of Tenant; chilled, heated or condenser water; or water used for any purpose other than ordinary drinking and lavatory purposes), provided that the Excess Services desired by Tenant are reasonably available to Landlord and to the Premises (it being understood that in no event shall Landlord be obligated to make available to the Premises more than the pro rata share of the capacity of any Excess Service available to the Building or the applicable floor of the Building, as the case may be), and provided further that Tenant complies with the procedures established by Landlord from time to time for requesting and paying for such Excess Services and with all other provisions of this Paragraph 17. Landlord reserves the right to install in the Premises or the Real Property electric current and/or water meters (including, without limitation, any additional wiring, conduit or panel required therefor) to measure the electric current or water consumed by Tenant or to cause the usage to be measured by other reasonable methods (e.g., by temporary “check” meters or by survey).

b. Payment for Utilities and Services. The cost of Basic Services shall be included in Operating Expenses. In addition, Tenant shall pay to Landlord upon demand (i) the cost, at Landlord’s prevailing rate, of any Excess Services used by Tenant, (ii) the cost of installing, operating, maintaining or repairing any meter or other device used to measure Tenant’s consumption of utilities, (iii) the cost of installing, operating, maintaining or repairing any Temperature Balance Equipment (as defined in Paragraph 17.d. below) for the Premises and/or any equipment required in connection with any Excess Services requested by Tenant, and (iv) any cost otherwise incurred by Landlord in keeping account of or determining any Excess Services used by Tenant. Landlord’s failure to bill Tenant for any of the foregoing shall not waive Landlord’s right to bill Tenant for the same at a later time.

c. Utility Connections. Tenant shall not connect or use any apparatus or device in the Premises (i) using current in excess of 110 volts, or (ii) which would cause Tenant’s electrical demand load to exceed 1.0 watts per rentable square foot for overhead lighting or 2.0 watts per rentable square foot for convenience outlets, or (iii) which would exceed the capacity of the existing panel or transformer serving the Premises. Tenant shall not connect with electric current (except through existing outlets in the Premises or such additional outlets as may be installed in the Premises as part of initial improvements or Alterations approved by Landlord), or water pipes, any apparatus or device for the purpose of using electrical current or water.

Landlord will not permit additional coring or channeling of the floor of the Premises in order to install new electric outlets in the Premises unless Landlord is satisfied, on the basis of such information to be supplied by Tenant at Tenant’s expense, that coring and/or channeling of the floor in order to install such additional outlets will not weaken the structure of the floor.

d. Temperature Balance. If the temperature otherwise maintained in any portion of the Premises by the heating, air conditioning or ventilation system is affected as a result of (i) the type or quantity of any lights, machines or equipment (including without limitation typical office equipment) used by Tenant in the Premises, (ii) the occupancy of such portion of the Premises by more than one person per two hundred (200) square feet of rentable area therein, (iii) an electrical load for lighting or power in excess of the limits specified in Paragraph 17.c. above, or (iv) any rearrangement of partitioning or other improvements, then at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment (including the standard air conditioning equipment) Landlord deems necessary to restore the temperature balance (such new equipment or modifications to existing equipment termed herein “Temperature Balance Equipment”). Tenant agrees to keep closed, when necessary, draperies and/or window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the heating, ventilating and air conditioning system. Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

e. Interruption of Services. Landlord’s obligation to provide utilities and services for the Premises are subject to the Rules and Regulations of the Building, applicable Legal Requirements (including the rules or actions of the public utility company furnishing the utility or service), and shutdowns for maintenance and repairs, for security purposes, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, or other causes beyond the control of Landlord. In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant, or, except as specifically provided below, entitle Tenant to any abatement or offset of Monthly Rent, Additional Rent or any other amounts due from Tenant under this Lease. Notwithstanding anything contained herein to the contrary, in the event that such interruption or cessation of utilities results from Landlord’s grossly negligent or willful act or omission (or the grossly negligent or willful act or omission of Landlord’s employees, agents or contractors) and renders the Premises untenantable, inaccessible or unsuitable for the ordinary conduct of Tenant’s business, then (i) Landlord shall use commercially reasonable good faith efforts to correct such interruption or cessation as soon as reasonably possible; (ii) if, despite such commercially reasonable good faith efforts by Landlord, such interruption or cessation persists for a period in excess of ten (10) consecutive days and Tenant is not occupying all of the affected portion of the Premises, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Monthly Rent and Additional Rent payable hereunder during the period beginning on the eleventh (11th) consecutive day of such interruption or cessation; provided, however that in the event such interruption or cessation is not due to Landlord’s gross negligence or willful misconduct (or that of Landlord’s employees, agents or contractors), then such abatement shall only apply to the extent Landlord collects proceeds under the policy of rental-loss insurance, the cost of which has been included in Operating Expenses and the proceeds of which are allocable to the Premises. No abatement of rentals as hereinabove described will apply in the event such interruption of utilities is the result of any Alterations to the Premises, or any negligent act or omission of Tenant, its agents, employees or contractors, or any cause other than the negligent or willful act or omission of Landlord or its employees, agents or contractors. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability.

f. Governmental Controls. In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any Legal Requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively, “Controls”) or in the event Landlord is required or elects to make alterations to the Real Property or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.

18. Personal Property and Other Taxes.

Tenant shall pay, before delinquency, any and all taxes, fees, charges or other governmental impositions levied or assessed against Landlord or Tenant (a) upon Tenant’s equipment, furniture, fixtures, improvements and other personal property (including carpeting installed by Tenant) located in the Premises, (b) by virtue of any Alterations made by Tenant to the Premises, and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any such fee, charge or other governmental imposition is paid by Landlord, Tenant shall reimburse Landlord for Landlord’s payment within thirty (30) days following receipt of demand therefor together with evidence in reasonable detail of Landlord’s payment of such sums.

19. Rules and Regulations.

Tenant shall comply with the rules and regulations set forth on Exhibit B attached hereto, as such rules and regulations may be modified or amended by Landlord from time to time in a nondiscriminatory manner and which modifications or amendments shall not apply to Tenant until Tenant receives notice of such modifications or amendments (the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance or noncompliance by any other tenant or occupant of the Building of or with any of the Rules and Regulations. In the event of any conflict between the Rules and Regulations and the balance of this Lease, the balance of this Lease shall control.

20. Surrender; Holding Over.

a. Surrender. Upon the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord vacant and broom-clean, with all improvements and Alterations (except as provided below) in good condition and repair, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises any Alterations that Tenant is required by Landlord to remove under the provisions of this Lease, and all of Tenant’s personal property (including, without limitation, all voice and data cabling) and trade fixtures. If such removal is not completed at the expiration or other termination of this Lease, Landlord may remove the same at Tenant’s expense. Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant (including the patching or repairing of ceilings and walls) or, if Tenant fails to do so, Landlord may do so at Tenant’s expense. The removal of Alterations from the Premises shall be governed by Paragraph 9 above. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. Upon expiration or termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys to the Premises or any other part of the Building and shall make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

b. Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant’s occupancy shall be a month-to-month tenancy at a rent agreed upon by Landlord and Tenant, but in no event less than the greater of (i) one hundred fifty percent (150%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease or (ii) the then fair market rental (as reasonably determined by Landlord) for the Premises. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord’s acceptance of rent after such holding over with Landlord’s written consent shall not result in any other tenancy or in a renewal of the original term of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Monthly Rent during the holdover period an amount equal to the greater of (i) one hundred fifty percent (150%) of the fair market rental (as reasonably determined by Landlord) for the Premises or (ii) one hundred seventy-five percent (175%) of the Monthly Rent and Additional Rent payable under this Lease for the last full month prior to the date of such expiration or termination.

c. Indemnification. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises upon the expiration or earlier termination of this Lease, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises.

21. Subordination and Attornment.

This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Real Property or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder (any of the foregoing being a “Superior Interest”) without the necessity of any further documentation evidencing such subordination. Notwithstanding the foregoing, Tenant shall, within fifteen (15) days after Landlord’s request, execute and deliver to Landlord a commercially reasonable document evidencing the subordination of this Lease to a particular Superior Interest. If the interest of Landlord in the Real Property or the Building is transferred to any person (“Purchaser”) pursuant to or in lieu of foreclosure or other proceedings for enforcement of any Superior Interest, Tenant shall immediately attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein, provided that Purchaser acquires and accepts the Real Property or the Building subject to this Lease. Upon Purchaser’s request, including any such request made by reason of the termination of this Lease as a result of such foreclosure or other proceedings, Tenant shall enter in to a new lease with Purchaser on the terms and conditions of this Lease applicable to the remainder of the term hereof and otherwise in form and substance reasonably acceptable to Tenant. Notwithstanding the subordination of this Lease to Superior Interests as set forth above, the holder of any Superior Interest may at any time (including as part of foreclosure or other proceedings for enforcement of such Superior Interest), upon written notice to Tenant, elect to have this Lease be prior and superior to such Superior Interest. Upon Tenant’s written request, Landlord agrees to use reasonable efforts to obtain a non-disturbance agreement from any existing Superior Interest using such Superior Interest’s standard form non-disturbance agreement and shall also use reasonable efforts to obtain such a non-disturbance agreement in the event this Lease is subordinated to any deed of trust or mortgage hereafter placed against or affecting any or all of the Building or the Premises; provided that all costs associated with obtaining such non-disturbance agreement shall be paid by Tenant.

22. Financing Condition.

If any lender or ground lessor that intends to acquire an interest in, or holds a mortgage, ground lease or deed of trust encumbering any portion of the Real Property should require either the execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease (the “Lender Notice”), giving such lender forty-five (45) days following Tenant’s delivery of the Lender’s Notice to the address for lender most recently provided to Tenant in writing, the right to cure such default, and preventing Tenant from terminating this Lease (to the extent such termination right would otherwise be available) unless such default remains uncured for such forty-five (45) day period, then Tenant agrees that it shall, within fifteen (15) days after Landlord’s request, execute and deliver such agreement and modify this Lease as reasonably required by such lender or ground lessor and in a commercially reasonable form; provided, however, that no such modification shall affect the length of the term, increase the rent payable by Tenant under Paragraphs 5 and 7, otherwise increase Tenant’s obligations under this Lease, or decrease Tenant’s rights under this Lease.

23. Entry by Landlord.

Landlord may, at any and all reasonable times but on no less than twenty-four (24) hours’ prior notice except in cases of emergency or when necessary to implement mechanical adjustments to the Building systems, enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply janitorial and any other service Landlord is required to provide hereunder, (c) show the Premises to prospective lenders or purchasers or, within the last six (6) months of the term of this Lease, tenants, (d) post notices of nonresponsibility, and (e) make such repairs and maintenance to the Premises or any other portion of the Real Property as is Landlord’s obligation under this Lease. In connection with any such maintenance or repair, Landlord may erect in the Premises or elsewhere in the Real Property scaffolding and other structures reasonably required for the work to be performed. Provided Landlord uses reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises and access to and from the Premises, which reasonable efforts shall not require Landlord to incur additional expense, in no event shall such entry or work entitle Tenant to an abatement of rent, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability, including, but not limited to, consequential damages or loss of business or profits by Tenant. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises, except Tenant’s vaults and safes. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof.

24. Insolvency or Bankruptcy.

The occurrence of any of the following shall constitute an Event of Default under Paragraph 25 below:

a. Tenant ceases doing business as a going concern, makes an assignment for the benefit of creditors, is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of such petition) seeking for Tenant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any state or federal bankruptcy or other law, or Tenant consents to or acquiesces in the appointment, pursuant to any state or federal bankruptcy or other law, of a trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets; or

b. Tenant fails within sixty (60) days after the commencement of any proceedings against Tenant seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any state or federal bankruptcy or other Legal Requirement, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after an appointment pursuant to any state or federal bankruptcy or other Legal Requirement without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated; or

c. Tenant in unable, or admits in writing its inability, to pay its debts as they mature; or

d. Tenant gives notice to any governmental body of its insolvency or pending insolvency, or of its suspension or pending suspension of operations.

In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall any rights or privileges hereunder be an asset of Tenant, the trustee, debtor-in-possession, or the debtor’s estate in any bankruptcy, insolvency or reorganization proceedings.

25. Default and Remedies.

a. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

1. Tenant fails to pay when due Monthly Rent and such failure is not cured within three (3) days; provided that the first one (1) time (and only the first one (1) time) in any twelve (12) consecutive month period during the term of this Lease that Tenant fails to pay Monthly Rent within such three (3) day period shall constitute an Event of Default only if such failure is not cured within two (2) days after receipt by Tenant of notice from Landlord that such Monthly Rent was not timely paid;

2. Tenant fails to pay when due Additional Rent or any other rent when due hereunder and such failure is not cured within five (5) days after receipt by Tenant of notice from Landlord that any such amount is due and payable; or

3. Intentionally omitted; or

4. Tenant fails to deliver any estoppel certificate pursuant to Paragraph 29 below, subordination agreement pursuant to Paragraph 21 above, or document required pursuant to Paragraph 22 above, within the applicable period set forth therein; or

5. Tenant violates the bankruptcy and insolvency provisions of Paragraph 24 above; or

6. Intentionally omitted; or

7. Tenant assigns this Lease or subleases any portion of the Premises in violation of Paragraph 13 above; or

8. Intentionally omitted; or

9. Tenant fails to comply with any other provision of this Lease within ten (10) days following receipt by Tenant of notice of such failure from Landlord.

b. Remedies.

Upon the occurrence of an Event of Default Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

1. Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant’s account, its storage of Tenant’s personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 25 or otherwise at law, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.

Upon such termination in writing of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

(i) The reasonable cost of recovering the Premises; plus

(ii) The reasonable cost of removing Tenant’s Alterations, trade fixtures and improvements; plus

(iii) All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Paragraph 25.b.2. below, together with interest at the Interest Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

(iv) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Interest Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus

(v) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

(vi) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, including without limitation any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

2. Landlord has the remedy described in California Civil Code Section 1951.4 (a landlord may continue the lease in effect after the tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet and assign subject only to reasonable limitations), and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover rent as it becomes due. After the occurrence of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant’s account to any person, for such term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of the costs of maintaining, preserving, altering and preparing the Premises for subletting, the other costs of subletting, including but not limited to brokers’ commissions, attorneys’ fees and expenses of removal of Tenant’s personal property, trade fixtures and Alterations; (ii) second, to the payment of rent then due and payable hereunder; (iii) third, to the payment of future rent as the same may become due and payable hereunder; (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the term of this Lease. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant’s account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event of Default.

During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant’s right to possession of the Premises and subject to Paragraph 13, entitled Assignment and Subletting, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant’s interest in the Premises or in this Lease.

3. During the continuance of an Event of Default, Landlord may enter the Premises without terminating this Lease and remove all Tenant’s personal property, Alterations and trade fixtures from the Premises and store them at Tenant’s risk and expense. If Landlord removes such property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys’ fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Paragraph 25.b.2. above.

Tenant hereby waives all claims for damages that may be caused by Landlord’s reentering and taking possession of the Premises or removing and storing Tenant’s personal property pursuant to this Paragraph 25, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims resulting from such act. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

4. Landlord may require Tenant to remove any and all Alterations from the Premises or, if Tenant fails to do so within ten (10) days after Landlord’s request, Landlord may do so at Tenant’s expense.

5. Landlord may cure the Event of Default at Tenant’s expense, it being understood that such performance shall not waive or cure the subject Event of Default. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

c. Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Legal Requirement to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

26. Damage or Destruction.

If all or any part of the Premises or any material portion of the balance of the Real Property is damaged by fire or other casualty, Landlord, as soon as reasonably practicable following the fire or other casualty, shall notify Tenant the timing, in Landlord’s reasonable opinion, for repair of the damage. If the damage can, in Landlord’s reasonable opinion, be repaired within sixty (60) days of the damage, then Landlord shall repair the damage and this Lease shall remain in full force and effect. If the repairs cannot, in Landlord’s reasonable opinion, be made within the sixty (60)-day period, Landlord, at its option exercised by written notice to Tenant within the sixty (60)-day period, shall either (a) repair the damage, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in Landlord’s notice. Notwithstanding anything to the contrary herein, if Landlord’s notice to Tenant estimates that the damage cannot, in Landlord’s reasonable opinion, be made within the period that ends two hundred seventy (270) days after the date of damage and if the damage did not result from the negligence or willful misconduct of Tenant or any other Tenant Party, then Tenant shall have the option to be exercised by written notice to Landlord, delivered within ten (10) days of Landlord’s notice to Tenant, to terminate this Lease as of the date specified by Tenant in its notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in Tenant’s notice.

If the fire or other casualty damages the Premises or the common areas of the Real Property necessary for Tenant’s use and occupancy of the Premises, Tenant ceases to use any portion of the Premises as a result of such damage, and the damage does not result from the negligence or willful misconduct of Tenant or any other Tenant Parties, then during the period the Premises or portion thereof are rendered unusable by such damage and repair, Tenant’s Monthly Rent and Additional Rent under Paragraphs 5 and 7 above shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from conducting, and Tenant does not conduct, its business at the Premises and the extent to which any damage to the common areas of the Real Property materially interferes with Tenant’s use and occupancy of the Premises. Landlord shall not be obligated to repair or replace any of Tenant’s movable furniture, equipment, trade fixtures, and other personal property, nor any Alterations installed in the Premises by Tenant, and no damage to any of the foregoing shall entitle Tenant to any abatement. Tenant shall have the right, except as provided below, to elect not to repair or replace such items, but all Alterations installed in the Premises by Tenant that Tenant is otherwise obligated to surrender as provided in Paragraph 20 hereof at the expiration or earlier termination of the Lease shall be repaired and replaced by Tenant at Tenant’s sole cost and expense. All such repair and replacement of Alterations shall be constructed in accordance with Paragraph 9 above regarding Alterations, except that Landlord’s consent shall not be required for any Alterations to which Landlord previously consented to the extent constructed in accordance with such prior consent.

A total destruction of the Building shall automatically terminate this Lease. In no event shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or for any inconvenience occasioned by any such destruction, rebuilding or restoration of the Premises, the Building or access thereto, except for the rent abatement expressly provided above. Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

27. Eminent Domain.

a. If all or any part of the Premises is taken by any public or quasi-public authority under the power of eminent domain, or any agreement in lieu thereof (a “taking”), this Lease shall terminate as to the portion of the Premises taken effective as of the date of taking. If only a portion of the Premises or any material portion of the balance of the Real Property materially necessary for Tenant’s use and occupancy of the Premises is taken, Landlord or Tenant may terminate this Lease as to the remainder of the Premises upon written notice to the other party within ninety (90) days after the taking. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of this Lease or of any of the improvements or Alterations, to the extent Tenant is otherwise obligated to surrender same as provided in Paragraph 20 hereof, in the Premises; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for Tenant’s relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, trade fixtures, Alterations that Tenant is not otherwise obligated to surrender as provided in Paragraph 20 hereof or other improvements paid for by Tenant so long as any award to Tenant will not reduce the award to Landlord.

In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Rent and Additional Rent under Paragraphs 5 and 7 hereunder shall be equitably reduced. If all or any material part of the Real Property other than the Premises is taken, Landlord may terminate this Lease upon written notice to Tenant given within ninety (90) days after the date of taking.

b. Notwithstanding the foregoing, if all or any portion of the Premises is taken for a period of time of one (1) year or less ending prior to the end of the term of this Lease, this Lease shall remain in full force and effect and Tenant shall continue to pay all rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to all compensation, damages, income, rent awards and interest thereon that is paid or made in connection with such temporary taking of the Premises (or portion thereof), except that any such compensation in excess of the rent or other amounts payable to Landlord hereunder shall be promptly paid over to Landlord as received. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Legal Requirement providing for, or allowing either party to petition the courts of the state in which the Real Property is located for, a termination of this Lease upon a partial taking of the Premises and/or the Building.

28. Landlord’s and Tenant’s Liability; Sale of Building.

The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Real Property at the time in question. Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Real Property as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners, members, or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner, member or other owner, on account of any of Landlord’s obligations or actions under this Lease. In addition, in the event of any conveyance of title to the Real Property, then, upon assumption by the grantee or transferee of all liability with respect to Landlord’s obligations to be performed under this Lease arising on and after such conveyance, the grantor or transferor shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. In no event shall Landlord be deemed to be in default under this Lease unless Landlord fails to perform its obligations under this Lease, Tenant delivers to Landlord written notice specifying the nature of Landlord’s alleged default, and Landlord fails to cure such default within thirty (30) days following receipt of such notice (or, if the default cannot reasonably be cured within such period, to commence action within such thirty (30)-day period and proceed diligently thereafter to cure such default, in no event more than one hundred eighty (180) days in the aggregate). Upon any conveyance of fee title to the Real Property, the grantee or transferee shall be deemed to have assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Paragraph 28. If Tenant provides Landlord with any security for Tenant’s performance of its obligations hereunder, Landlord shall transfer such security to the grantee or transferee of Landlord’s interest in the Real Property, and upon such transfer Landlord shall be released from any further responsibility or liability for such security. Any claim, defense or other right of Tenant arising in connection with this Lease shall be barred unless Tenant files an action or interposes a defense based thereon within three hundred sixty-five (365) days after the date of the alleged event on which Tenant is basing its claim, defense or right. Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Paragraph 14 above, Landlord shall not be liable for any consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions. Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners, members, or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner, member or other owner.

No personal liability shall at any time be asserted or enforceable against the constituent shareholders, partners, members, or other owners of Landlord, or the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner, member or other owner on account of any of Landlord’s obligations or actions under this Lease. No personal liability shall at any time be asserted or enforceable against the constituent shareholders, partners, members, or other owners of Tenant, or the directors, officers, employees and agents of Tenant and each such constituent shareholder, partner, member or other owner on account of any of Tenant’s obligations or actions under this Lease

29. Estoppel Certificates.

At any time and from time to time, upon not less than ten (10) Business Days’ prior notice from a party to this Lease, Landlord or Tenant, as the case may be, shall execute, acknowledge and deliver to the requesting party a statement certifying the commencement date of this Lease, stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of each such modification), that Landlord is not in default under this Lease (or, if Landlord is in default, specifying the nature of such default), that Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature of such default), the current amounts of and the dates to which the Monthly Rent and Additional Rent has been paid, and setting forth such other factual matters as may be reasonably requested by the requesting party. Any such statement may be conclusively relied upon by a prospective purchaser of the Real Property or by a lender obtaining a lien on the Real Property as security, or by a purchaser or financier of Tenant’s business or entity.

30. Right of Landlord to Perform.

Intentionally omitted.

31. Late Charge.

Tenant acknowledges that late payment of any installment of Monthly Rent or Additional Rent or any other amount required under this Lease will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Real Property and the loss of the use of the delinquent funds. Therefore, if any installment of Monthly Rent or Additional Rent or any other amount due from Tenant is not received when due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) One Hundred Dollars ($100.00), which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided above, rent, or any other damages, or from exercising any of the other rights and remedies available to Landlord.

32. Attorneys’ Fees; Waiver of Jury Trial.

In the event of any action or proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or any Tenant Party, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.

IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

33. Waiver.

No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing signed by the waiving party. The waiver by a party of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord or Tenant upon any default by the other party shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Neither Landlord’s nor Tenant’s consent to or approval of any act by the other party requiring Landlord’s or Tenant’s consent or approval, as may be applicable, shall be deemed to waive or render unnecessary Landlord’s or Tenant’s consent to or approval of any subsequent act by the other party.

34. Notices.

All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant at 188 Spear Street, Suite 1200, San Francisco, California 94105, or to such other place as Tenant may from time to time designate by notice to Landlord hereunder. All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Pacific Eagle Holdings, 353 Sacramento

Street, Suite 1788, San Francisco, California 94111, Attn: Legal Department, with a copy to the management office of the Building, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices delivered personally or sent same-day courier will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by mail will be effective two (2) Business Days after mailing. In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

35. Notice of Surrender.

Intentionally omitted.

36. Defined Terms and Marginal Headings.

When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including, without limitation, modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. Wherever the term “including” or “includes” is used in this Lease it shall be construed as if followed by the phrase “without limitation.” Whenever in this Lease a right, option or privilege of Tenant is conditioned upon Tenant (or any affiliate thereof or successor thereto) being in “occupancy” of a specified portion or percentage of the Premises, for such purposes “occupancy” shall mean Tenant’s (or such affiliate’s or successor’s) physical occupancy of the space for the conduct of such party’s business, and shall not include any space that is subject to a sublease or that has been vacated by such party, other than a vacation of the space as reasonably necessary in connection with the performance of approved Alterations, pursuant to a valid assignment of this Lease or a valid sublet of all or a portion of the Premises provided that such vacation does not exceed thirty (30) days, or by reason of a fire or other casualty or a taking. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party simply because one party was the drafter thereof.

37. Time and Applicable Law.

Time is of the essence of this Lease and of each and all of its provisions. This Lease shall be governed by and construed in accordance with the laws of the State of California, and the venue of any action or proceeding under this Lease shall be the City and County of San Francisco, California.

38. Successors.

Subject to the provisions of Paragraphs 13 and 28 above, the covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, executors, administrators and assigns.

39. Entire Agreement; Modifications.

This Lease (including any exhibit, rider or attachment hereto) constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s lease of the Premises. No provision of this Lease may be amended or otherwise modified except by an agreement in writing signed by the parties hereto. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Real Property or this Lease except as expressly set forth herein, including without limitation any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents agreed to undertake any alterations or construct any improvements to the Premises except those, if any, expressly provided in this Lease, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. Neither this Lease nor any memorandum hereof shall be recorded by Tenant.

40. Light and Air.

Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

41. Name of Building.

Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

42. Severability.

If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

43. Authority.

If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Real Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so. Landlord hereby covenants and warrants that (a) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Landlord has and is duly qualified to do business in the state in which the Real Property is located, (c) Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Landlord’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.

44. No Offer.

Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

45. Real Estate Brokers.

Tenant represents and warrants that it has negotiated this Lease directly with the real estate broker(s) identified in Paragraph 2 and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Lease. Landlord shall pay commissions to the real estate broker(s) identified in Paragraph 2 pursuant to separate agreement. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all Claims by any real estate broker or salesman other than the real estate broker(s) identified in Paragraph 2 for a commission, finder’s fee or other compensation as a result of Landlord and Tenant entering into this Lease.

46. Consents and Approvals.

Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord shall not unreasonably withhold, condition or delay its consent unless the relevant provision provides that Landlord may exercise its sole discretion in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness. If it is determined that Landlord failed to give its consent or approval where it was required to do so under this Lease, Tenant’s sole remedy will be an order of specific performance or mandatory injunction of the Landlord’s agreement to give its consent or approval, together with actual damages incurred by Tenant, which shall not include consequential or special damages or loss of business or profits by Tenant. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Real Property, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

47. Reserved Rights.

Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for rent abatement, subject to the terms and conditions of this Lease and only so long as Tenant’s rights under this Lease are not materially diminished nor Tenant’s obligations under this Lease materially increased:

a. To grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided that such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein.

b. To perform, or cause or permit to be performed, at any time and from time to time, including during Business Hours, construction in the common areas and facilities or other leased areas in the Real Property.

c. To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises in the Real Property and to create additional rentable areas through use or enclosure of common areas.

48. Financial Statements.

Upon submission of this Lease to Landlord and at any time thereafter when Tenant’s financial statements are not readily and publicly available to Landlord, within thirty (30) days after Landlord’s request therefor, which request shall not be made more than once per calendar year during the term of this Lease, Tenant shall furnish to Landlord copies of true and accurate financial statements reflecting Tenant’s then current financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition), Tenant’s most recent audited or certified annual financial statements, and Tenant’s federal income tax returns pertaining to Tenant’s business, and in addition shall cause to be furnished to Landlord similar financial statements and tax returns for any guarantor(s) of this Lease. Tenant agrees to deliver to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably requested by such lender or purchaser.

49. Substitution of Premises.

Intentionally omitted.

50. Nondisclosure of Lease Terms.

Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors and employees shall not, and Tenant shall use its best efforts to ensure that Tenant’s agents, real estate brokers and sales persons, and attorneys do not, disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or to a financier of Tenant’s business, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.

51. Hazardous Substance Disclosure.

California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, and cosmetics and other personal items, and asbestos-containing materials (“ACM”) must be disclosed. Gasoline and other automotive fluids are found in the garage area of the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building are found in the utility areas of the Building not generally accessible to Building occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Building may contain hazardous substances. Although smoking is prohibited in the public areas of the Building, these areas may, from time to time, be exposed to tobacco smoke. Building occupants and other persons entering the Building from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances. Landlord has made no special investigation of the Premises with respect to any hazardous substances.

52. Signage. Tenant may, at Tenant’s expense, install a custom sign identifying Tenant’s business at the entrance to the Premises and other custom signage within the Premises, provided that the design, size, color and location of such signage shall be subject to Landlord’s prior reasonable approval. Tenant shall be entitled, at no cost to Tenant, to have the name of Tenant’s company listed on the Tenant directory in the lobby of each multi-tenant floor (if any) on which any portion of the Premises is located. If, subsequent to the time Tenant’s name is initially listed on the directories, Tenant requests a change in Tenant’s name as printed thereon, Tenant shall pay Landlord’s standard charge as in effect from time to time for any such change. Landlord and Landlord’s architect shall work with Tenant to incorporate (and Tenant shall have the right to install and maintain) reasonable identity and branding for Tenant in the lobby of the Building consistent with other large users in the Building.

53. Quiet Enjoyment. If, and so long as, Tenant pays the Monthly Rent, Additional Rent and other rent hereunder and keeps, observes and performs each and every term, covenant and condition of this Lease on the part or on behalf of Tenant to be kept, observed and performed, Tenant shall peaceably and quietly enjoy the Premises throughout the term without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the provisions of this Lease.

54. Telecommunications Equipment.

a. Limitation of Responsibility. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole cost and expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Tenant’s Premises and, in accordance with reasonable rules and regulations adopted by Landlord from time to time, the telephone closet(s) on the floor(s) on which the Premises is located, except that Tenant may utilize the Building’s risers, shafts conduits and similar areas as reasonably necessary for its wiring and cabling and other telecommunications equipment, subject to Landlord’s approval in accordance with Paragraph 9 above and subject to all other provisions of Paragraph 9 above applicable to Alterations. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring and cabling, nor for any wiring, cabling or other infrastructure to which Tenant’s telecommunications equipment may be connected. Without limitation of the provisions of Paragraph 17.e. above, Tenant agrees that to the extent any such service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

b. Necessary Service Interruptions. Without limitation of the provisions of Paragraph 17.e. above, Landlord shall have the right to interrupt or turn off telecommunications facilities in the event of emergency or, upon at least twenty-four (24) hours prior notice, as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building. Landlord shall use its good faith efforts to minimize noise and disruption to Tenant’s business and access to the Premises by reason of the matters described in this Paragraph 54.b., and, without limitation, Landlord shall perform any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by managers of other first class high rise office buildings in the San Francisco financial district (except to the extent an emergency and/or Legal Requirements require otherwise, as determined by Landlord in good faith).

c. Removal of Equipment, Wiring and Other Facilities. Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring, cabling, or other facilities for telecommunications transmittal, shall be subject to Landlord’s approval in accordance with Paragraph 9 above, and shall be subject to all other provisions of Paragraph 9 above applicable to Alterations. All such equipment shall be removed prior to the expiration or earlier termination of the Lease term by Tenant at its sole cost. Landlord shall have the right, however, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against rent, any and all telecommunications wiring, cabling and related infrastructure, or selected portions thereof, whether located in the Premises or elsewhere in the Building.

d. New Provider Installations. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord, which approval shall not be unreasonably withheld. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider; (iii) the provider agrees in writing to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants in the Building and Landlord; (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider’s equipment and materials; (v) Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider’s equipment if such space is not located in the Premises; and (vi) all of the foregoing matters are documented in a written agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

55. Parking.

a. Commencing as of the Remainder Delivery Date, Landlord shall provide Tenant with valet-type parking for eighteen (18) automobiles in the garage of the Building; provided that, from and after the Suite 1100 Delivery Date until the Remainder Delivery Date, Tenant shall have the right to use parking for four (4) automobiles in the garage of the Building. Tenant shall pay for all parking at Landlord’s regular rate, currently $410.00 per automobile per month, or charge from time to time in effect for parking in the Building. Tenant shall provide Landlord with written notice of the names of each party to whom Tenant from time to time distributes Tenant’s parking rights hereunder (all of whom must be employees, partners, contractors, agents, subtenants, members and/or shareholders, as applicable, of

Tenant), and shall cause each such party to execute Landlord’s standard contract and waiver form for garage users. If the parking charge is not paid when due, and such failure continues for five (5) days after written notice thereof from Landlord to Tenant, Landlord may terminate Tenant’s rights under this Paragraph 55 as to the number of spaces as to which the parking charge has not been paid in full. Failure of Tenant to pay any parking charges when due shall not constitute an Event of Default under this Lease unless such failure continues beyond any applicable notice and cure period set forth in Paragraph 25 above. Tenant may transfer all or any of the parking rights set forth in this Paragraph 55 to any permitted assignee or subtenant of this Lease, but not to any other parties, and in no event shall the parking rights of Tenant hereunder be assigned separate and apart from this Lease. In the event of any assignment or sublease of parking space rights that is permitted hereunder or otherwise approved by Landlord (provided, however, that such approval may be granted or withheld by Landlord in its sole and absolute discretion), Landlord shall be entitled to receive fifty percent (50%) of any profit received by Tenant in connection with such assignment or sublease of the parking space rights. Further, if at any time during the term hereof, Tenant releases to Landlord any parking space provided for in this paragraph, then Tenant’s right under this paragraph to use such released parking space shall terminate for the balance of the term of this Lease.

b. At Landlord’s election from time to time, Landlord may alternate the parking made available hereunder between valet-type parking and self-parking, on an unassigned, non-exclusive and unlabeled basis. In addition, at Landlord’s election from time to time, Landlord may change the parking hereunder to self-parking on an assigned basis (subject to Landlord’s right from time to time thereafter to return to valet-type parking or unassigned self-parking). In any case where self-parking shall be in effect, the parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars. Landlord shall take reasonable actions to ensure the availability of the parking spaces leased by Tenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Building and users of the parking facility. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder (other than the parking charge paid hereunder for any parking space no longer made available), by reason of any reduction in Tenant’s parking rights hereunder by reason of Force Majeure. Access to the parking spaces to be made available to Tenant shall, at Landlord’s option, be by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord, and Tenant’s right to use the parking facility is conditioned on Tenant’s abiding by and shall otherwise be subject to such reasonable rules and regulations as may be promulgated by Landlord from time to time for the parking facility.

56. Option to Renew.

a. Option to Renew. Tenant shall have the option to renew this Lease for one (1) additional term of five (5) years (the “Renewal Option”), commencing upon the expiration of the initial term of this Lease. The renewal option must be exercised, if at all, by written notice (“Election Notice”) given by Tenant to Landlord not less than twelve (12) months nor more than fifteen (15) months prior to expiration of the initial term of this Lease. Notwithstanding the foregoing, at Landlord’s election, the renewal option shall be null and void and Tenant shall have no right to renew this Lease pursuant thereto if, on the date Tenant exercises the option or on the date immediately preceding the commencement of the renewal period, (i) the original Tenant named under this Lease or any Permitted Transferee thereof is not in actual physical possession and occupancy of fifty percent (50%) or more of the Premises; or (ii) an Event of Default shall have occurred and be continuing hereunder.

b. Terms and Conditions. If Tenant exercises the renewal option, then all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial term shall apply during the renewal term, except that (i) Tenant shall have no further right to renew this Lease, (ii) Tenant shall take the Premises in their then “as-is” state and condition, (iii) the Monthly Rent payable by Tenant for the Premises shall be the then-Fair Market Rent for the Premises based upon the terms of this Lease, as renewed; (iv) the Base Year for the Premises shall be the calendar year in which the renewal term commences, and (v) the Base Tax Year shall be the fiscal tax year in which the renewal term commences. For purposes of this Lease, the term “Fair Market Rent” shall include the periodic rental increases, if any, that would be included for space leased for the period the space will be covered by the Lease and mean the rental rate for comparable space under primary lease (and not sublease) to renewal and new tenants (giving more weight to renewal tenancies), taking into consideration the quality and prestige of the Building and such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in comparable first-class, reputable, established high-rise office buildings in comparable locations in the San Francisco financial district, in comparable physical and economic condition, taking into consideration then prevailing ordinary rental market practices with respect to free rent periods, tenant improvement allowances and other tenant concessions (if any) (e.g., not offering extraordinary rental, promotional deals and other concessions to tenants which deviate from what is the then-prevailing ordinary practice in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate).

c. Landlord shall notify Tenant in writing (“Renewal Rate Notice”) of its determination of the Fair Market Rent for the renewal term within thirty (30) days after Landlord’s receipt of an Election Notice. Within fifteen (15) days of Tenant’s receipt of Landlord’s Renewal Rate Notice, Tenant shall notify Landlord as to one of the following: (a) Tenant’s acceptance of Landlord’s determination of the Fair Market Rent as set forth in the Renewal Rate Notice; (b) Tenant’s interest to engage in good faith negotiations about the Fair Market Rent; or (c) that Tenant cancels its Election Notice, in which event the Renewal Option shall be of no further force or effect. If during the fifteen (15) day notice period, Tenant notifies Landlord that Tenant is interested in engaging in good faith negotiations about the Fair Market Rent, Tenant and Landlord shall have thirty (30) days following receipt of Tenant’s notice to negotiate in good faith and agree as to the Fair Market Rent for the Premises. If Landlord and Tenant cannot agree on the Fair Market Rent by the end of the thirty (30) day good faith negotiation period, then within five (5) days thereafter Landlord and Tenant shall mutually select a licensed real estate broker with at least five (5) years’ active experience in the leasing of office space in the general vicinity of the Building who has not worked with either Landlord or Tenant in the past three (3) years. Landlord shall submit Landlord’s determination of Fair Market Rent (which may be different than the determination set forth in the Renewal Rate Notice) and Tenant shall submit Tenant’s determination of Fair Market Rent to such broker, at such time or times and in such manner as Landlord and Tenant shall agree (or as directed by the broker if Landlord and Tenant do not promptly agree). If the two determinations are within five percent (5%) of each other, then such determinations shall be averaged and such average shall constitute the Fair Market Rent. If the two determinations are not within five percent (5%) of each other, then the broker shall select either Landlord’s or Tenant’s determination as the Fair Market Rent, and such determination shall be binding on Landlord and Tenant. Landlord and Tenant shall split evenly the broker’s costs and fees.

57. Right of First Offer. Provided there is no Event of Default that shall have occurred and be continuing hereunder, and subject to the renewal or extension of any existing tenant (contractual or otherwise), Tenant shall have a one (1) time right of first offer (“Right of First Offer”) on the 9th and 10th floors of the Building (the “ROFO Space”), should such ROFO Space become vacant and available for lease during the term of this Lease. In the event that the ROFO Space becomes available for lease during the term of this Lease, Landlord shall notify Tenant of such availability and the terms and conditions on which Landlord would lease the ROFO Space, including Landlord’s determination of the Fair Market Rent for the ROFO Space (a “First Offer Proposal”). Within ten (10) Business Days of Tenant’s receipt of a First Offer Proposal, Tenant shall notify Landlord as to one of the following (“Tenant’s ROFO Notice”): (a) Tenant’s acceptance of all or any portion (Tenant must lease full floors only) of the ROFO Space on the financial terms offered in the First Offer Proposal; (b) Tenant’s acceptance of all or any portion (Tenant must lease full floors only) of the ROFO Space and interest in engaging in good faith negotiations about the Fair Market Rent reflected in the First Offer Proposal; or (c) that Tenant declines the First Offer Proposal, in cancels its Election Notice, in which event the Right of First Offer shall be of no further force or effect. If during the ten (10) Business Day notice period, Tenant notifies Landlord that Tenant is interested in engaging in good faith negotiations about the Fair Market Rent reflected in the First Offer Proposal, Tenant and Landlord shall have thirty (30) days following receipt of Tenant’s ROFO Notice to negotiate in good faith and agree as to the Fair Market Rent for the ROFO Space. If Landlord and Tenant cannot agree on the Fair Market Rent for the ROFO Space by the end of the thirty (30) day good faith negotiation period, then within five (5) days thereafter Landlord and Tenant shall mutually select a licensed real estate broker with at least five (5) years’ active experience in the leasing of office space in the general vicinity of the Building who has not worked with either Landlord or Tenant in the past three (3) years. Landlord shall submit Landlord’s determination of Fair Market Rent for the ROFO Space (which may be different than the determination set forth in the First Offer Proposal) and Tenant shall submit Tenant’s determination of Fair Market Rent for the ROFO Space to such broker, at such time or times and in such manner as Landlord and Tenant shall agree (or as directed by the broker if Landlord and Tenant do not promptly agree). If the two determinations are within five percent (5%) of each other, then such determinations shall be averaged and such average shall constitute the Fair Market Rent for the ROFO Space. If the two determinations are not within five percent (5%) of each other, then the broker shall select either Landlord’s or Tenant’s determination as the Fair Market Rent for the ROFO Space, and such determination shall be binding on Landlord and Tenant. Landlord and Tenant shall split evenly the broker’s costs and fees. In the event that Tenant does not give Tenant’s ROFO Notice to Landlord within the time period set forth above, Tenant shall have no further right to lease the ROFO Space and Landlord shall be free to lease the ROFO Space to any other person or entity on any terms and conditions as Landlord in its sole discretion deems appropriate; provided, however that prior to leasing such ROFO Space to any party on terms that provide for an effective rental rate that is three percent (3%) or more below the effective rental rate set forth in the original First Offer Proposal or the terms are materially different from the terms set forth in the original First Offer Proposal, Landlord shall deliver a revised First Offer Proposal to Tenant in accordance with the terms of this Paragraph 57. If exercised and there is less than three (3) years of Lease Term remaining, Tenant’s Lease shall be extended for a term of three (3) years on the entire Premises at Fair Market Value. This Right of First Offer is personal to Tenant and may be exercised only if Tenant or any Permitted Transferee thereof is in actual physical possession and occupancy of fifty percent (50%) or more of the Premises.

THIS LEASE IS EXECUTED by Landlord and Tenant as of the date set forth at the top of page 1 hereof.

Landlord: PACIFIC MISSION CORPORATION, a Delaware corporation		Tenant: NEW RELIC, INC., a Delaware corporation

By:	/s/ Joyce Yonce	By:	/s/ Mark J. Sachleben
Name:	Joyce Yonce	Name:	Mark J. Sachleben
Title:	Assistant Secretary	Title:	Chief Financial Officer

EXHIBIT A

OUTLINE OF PREMISES

PACIFIC MISSION CORPORATION

Exhibit A-1

Exhibit A-2

Exhibit A-3

Exhibit A-4

EXHIBIT B

RULES AND REGULATIONS

PACIFIC MISSION CORPORATION

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building or any part of the Premises visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Landlord shall have the right to remove, at Tenant’s expense and without notice to Tenant, any such sign, placard, picture, advertisement, name or notice that has not been approved by Landlord.

All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved of by Landlord.

If Landlord notifies Tenant in writing that Landlord objects to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises, such use of such curtains, blinds, shades or screens shall be removed immediately by Tenant. No awning shall be permitted on any part of the Premises.

2. No ice, drinking water, towel, barbering or bootblacking, shoeshining or repair services, or other similar services shall be provided to the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord.

3. The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of the Tenant Parties or used by Tenant for any purpose other than for ingress to and egress from its Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.

5. Tenant shall not alter any lock or install any new or additional locks or any bolts on any interior or exterior door of the Premises without the prior written consent of Landlord.

6. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

7. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent, not to be unreasonably withheld, conditioned or delayed.

Exhibit B-1

8. No furniture, freight or equipment of any kind shall be brought into the Building without the consent of Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. The elevator designated for freight by Landlord shall be available for use by all tenants in the Building during the hours and pursuant to such procedures as Landlord may determine from time to time. The persons employed to move Tenant’s equipment, material, furniture or other property in or out of the Building must be acceptable to Landlord. The moving company must be a locally recognized professional mover, whose primary business is the performing of relocation services, and must be bonded and fully insured. In no event shall Tenant employ any person or company whose presence may give rise to a labor or other disturbance in the Real Property. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient in Landlord’s sole opinion, to cover all personal liability, theft or damage to the Real Property, including, but not limited to, floor coverings, doors, walls, elevators, stairs, foliage and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations shall be conducted at such times and in such a manner as Landlord shall direct, and all moving shall take place during non-business hours unless Landlord agrees in writing otherwise.

9. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the Building or the Premises. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building. In no event shall Tenant keep, use, or permit to be used in the Premises or the Building any guns, firearm, explosive devices or ammunition.

11. No cooking shall be done or permitted by Tenant in the Premises, nor shall the Premises be used for the storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, however, Tenant may maintain and use microwave ovens and equipment for brewing coffee, tea, hot chocolate and similar beverages, provided that Tenant shall (i) prevent the emission of any food or cooking odor from leaving the Premises, (ii) be solely responsible for cleaning the areas where such equipment is located and removing food-related waste from the Premises and the Building, or shall pay Landlord’s standard rate for such service as an addition to cleaning services ordinarily provided, (iii) maintain and use such areas solely for Tenant’s employees and business invitees, not as public facilities, and (iv) keep the Premises free of vermin and other pest infestation and shall exterminate, as needed, in a manner and through contractors reasonably approved by Landlord, preventing any emission of odors, due to extermination, from leaving the Premises. Notwithstanding clause (ii) above, Landlord shall, without special charge, empty and

Exhibit B-2

remove the contents of one (1) 15-gallon (or smaller) waste container from the food preparation area so long as such container is fully lined with, and the contents can be removed in, a waterproof plastic liner or bag, supplied by Tenant, which will prevent any leakage of food related waste or odors; provided, however, that if at any time Landlord must pay a premium or special charge to Landlord’s cleaning or scavenger contractors for the handling of food-related or so-called “wet” refuse, Landlord’s obligation to provide such removal, without special charge, shall cease.

12. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

13. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced into the Premises and the Building. No boring or cutting for wires will be allowed without the prior consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior approval of Landlord.

14. Upon the expiration or earlier termination of the Lease, Tenant shall deliver to Landlord the keys of offices, rooms and toilet rooms which have been furnished by Landlord to Tenant and any copies of such keys which Tenant has made. In the event Tenant has lost any keys furnished by Landlord, Tenant shall pay Landlord for such keys.

15. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises, except to the extent and in the manner approved in advance by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

16. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevators as shall be designated by Landlord, which elevator usage shall be subject to the Building’s customary charge therefor as established from time to time by Landlord.

17. On Saturdays, Sundays and legal holidays, and on other days between the hours of 6:00 P.M. and 8:00 A.M., access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building.

18. Tenant shall be responsible for insuring that the doors of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. Landlord shall not be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to the property of Tenant caused by the employees or independent contractors of Landlord or by any other person.

Exhibit B-3

19. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

20. The requirements of any tenant will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

21. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

22. Subject to Tenant’s right of access to the Premises in accordance with Building security procedures, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building on Saturdays, Sundays and legal holidays and on other days between the hours of 6:00 P.M. and 8:00 A.M., and during such further hours as Landlord may deem advisable for the adequate protection of the Building and the property of its tenants.

Exhibit B-4

EXHIBIT C

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

DATE:

ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

2ND FLOOR, MAIL SORT HF210

SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

APPLICANT:

NEW RELIC INC.

188 SPEAR STREET, SUITE 1200

SAN FRANCISCO, CA 94105

AMOUNT:	US$ ( AND /100 U.S. DOLLARS)

EXPIRATION DATE:	[ONE YEAR FROM L/C ISSUANCE]

LOCATION:	SANTA CLARA, CALIFORNIA

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF             IN YOUR FAVOR AVAILABLE BY YOUR DRAFTS DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT “A” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.	THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2.	BENEFICIARY’S DATED AND SIGNED STATEMENT, STATING ANY OF THE FOLLOWING:

(A) “WE HEREBY CERTIFY THAT BENEFICIARY IS ENTITLED TO DRAW UNDER SILICON VALLEY BANK LETTER OF CREDIT NO. SVBSF              PURSUANT TO THE TERMS OF THE LEASE BETWEEN LESSOR AND LESSEE.”

                OR

(B)	“BENEFICIARY HAS RECEIVED A NOTICE FROM SILICON VALLEY BANK THAT ITS IRREVOCABLE LETTER OF CREDIT NUMBER SVBSF WILL NOT BE EXTENDED AND APPLICANT HAS FAILED TO PROVIDE A REPLACEMENT LETTER OF CREDIT SATISFACTORY TO BENEFICIARY WITHIN THIRTY (30) DAYS PRIOR TO THE CURRENT EXPIRATION DATE.”

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ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT ARE APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

APPLICANT’S SIGNATURE(S)	DATE

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

THIS ORIGINAL LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST 60 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND YOU A NOTICE BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND                      [INSERT FINAL EXPIRY DATE]

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND ONLY UP TO THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U. S. DEPARTMENT OF TREASURY AND U. S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT “B” DULY EXECUTED. THE CORRECTNESS OF THE SIGNATURE AND TITLE OF THE PERSON SIGNING THE TRANSFER FORM MUST BE VERIFIED BY BENEFICIARY’S BANK. APPLICANT SHALL PAY OUR TRANSFER FEE OF  1⁄4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF CREDIT. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

DOCUMENTS MUST BE PRESENTED IN PERSON TO US AT OR FORWARDED TO US BY OVERNIGHT DELIVERY SERVICE TO: SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA CA 95054, ATTN: INTERNATIONAL DIVISION.

WE HEREBY AGREE WITH THE BENEFICIARY THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO US ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

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ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT ARE APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

APPLICANT’S SIGNATURE(S)	DATE

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

(FOR BANK USE)	(FOR BANK USE)

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

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ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT ARE APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

APPLICANT’S SIGNATURE(S)	DATE

EXHIBIT “A”

DATE:		REF. NO.

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF		US$

USDOLLARS

DRAWN UNDER SILICON VALLEY BANK, SANTA CLARA, CALIFORNIA, STANDBY LETTER OF CREDIT NUMBER NO. DATED

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE
SANTA CLARA, CA 95054	(BENEFICIARY’S NAME)

Authorized Signature

GUIDELINES TO PREPARE THE DRAFT

1.	DATE: ISSUANCE DATE OF DRAFT.

2.	REF. NO.: BENEFICIARY’S REFERENCE NUMBER, IF ANY.

3.	PAY TO THE ORDER OF: NAME OF BENEFICIARY AS INDICATED IN THE L/C (MAKE SURE BENEFICIARY ENDORSES IT ON THE REVERSE SIDE).

4.	US$: AMOUNT OF DRAWING IN FIGURES.

5.	USDOLLARS: AMOUNT OF DRAWING IN WORDS.

6.	LETTER OF CREDIT NUMBER: SILICON VALLEY BANK’S STANDBY L/C NUMBER THAT PERTAINS TO THE DRAWING.

7.	DATED: ISSUANCE DATE OF THE STANDBY L/C.

8.	BENEFICIARY’S NAME: NAME OF BENEFICIARY AS INDICATED IN THE L/C.

9.	AUTHORIZED SIGNATURE: SIGNED BY AN AUTHORIZED SIGNER OF BENEFICIARY.

IF YOU HAVE QUESTIONS RELATED TO THIS STANDBY LETTER OF CREDIT PLEASE CONTACT US AT .

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ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT ARE APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

APPLICANT’S SIGNATURE(S)	DATE

EXHIBIT “B”

TRANSFER FORM

DATE:

TO:     SILICON VALLEY BANK

3003 TASMAN DRIVE

SANTA CLARA, CA 95054

ATTN:     GLOBAL FINANCIAL SERVICES

STANDBY LETTERS OF CREDIT

RE:	SILICON VALLEY BANK IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF009357

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY, (BENEFICIARY’S NAME) (SIGNATURE OF BENEFICIARY) (PRINTED NAME AND TITLE)

SIGNATURE AUTHENTICATED

THE NAME(S) TITLE(S), AND SIGNATURE(S) CONFORM TO THAT/THOSE ON FILE WITH US FOR THE COMPANY AND THE SIGNATURE(S) IS/ARE AUTHORIZED TO EXECUTE THIS INSTRUMENT.

(NAME OF BANK)

(ADDRESS OF BANK)

(CITY, STATE, ZIP CODE)

(AUTHORIZED SIGNATURE)

(PRINTED NAME AND TITLE)

(TELEPHONE NUMBER)

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ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT ARE APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

APPLICANT’S SIGNATURE(S)	DATE